                                                           EXECUTION DOCUMENT

                                                           Exhibit 2.1

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                               STOCK PURCHASE AGREEMENT

                                     By and Among

                                 QUIXOTE CORPORATION

                                         and

                                   NU-METRICS, INC.

                                        and

                              HARRY R. SAMPEY, Ph.D,
                                  BRENDA J. AUER,
                                CHRISTINE C. SAMPEY,
                                   KIM A. SAMPEY
                                VICKI L. SAMPEY and
                                    KAREN SINGO


                           Dated as of November 30, 1998



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
                                  TABLE OF CONTENTS

ARTICLE I

      TERMS OF PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . .2
      1.1   Purchase and Sale of the Shares. . . . . . . . . . . . . . . . . . . . .2
      1.2   Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
      1.3   Payment of Purchase Price. . . . . . . . . . . . . . . . . . . . . . . .2
      1.4   Calculation of Purchase Price. . . . . . . . . . . . . . . . . . . . . .2
      1.5   Tax and Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . .3
      1.6   Holdback . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

ARTICLE II

      PURCHASE PRICE ADJUSTMENTS . . . . . . . . . . . . . . . . . . . . . . . . . .3
      2.1   Adjustment Amount. . . . . . . . . . . . . . . . . . . . . . . . . . . .3
      2.2   Net Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

ARTICLE III

      REPRESENTATIONS AND WARRANTIES OF NU-METRICS AND THE SHAREHOLDERS. . . . . . .4
      3.1   Organization and Qualification . . . . . . . . . . . . . . . . . . . . .4
      3.2   Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
      3.3   Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
      3.4   Title to Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
      3.5   Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . .6
      3.6   Absence of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . .6
      3.7   Financial Statements:  Accounts Receivable . . . . . . . . . . . . . . .6
      3.8   Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . .7
      3.9   Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . .7
      3.10  Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . . . . .8
      3.11  Real and Personal Property; Inventories. . . . . . . . . . . . . . . . .8
      3.12  Patents, Trademarks. Etc . . . . . . . . . . . . . . . . . . . . . . . .9
      3.13  Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
      3.14  Contracts and Commitments. . . . . . . . . . . . . . . . . . . . . . . 10
      3.15  Licenses and Royalties . . . . . . . . . . . . . . . . . . . . . . . . 11
      3.16  Government Contracts . . . . . . . . . . . . . . . . . . . . . . . . . 11
      3.17  Product Warranties and Liabilities . . . . . . . . . . . . . . . . . . 11
      3.18  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
      3.19  Litigation and Administrative Proceedings. . . . . . . . . . . . . . . 12
      3.20  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
            3.20.1      Corporation Matters. . . . . . . . . . . . . . . . . . . . 13

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
            3.20.2      All Returns Filed. . . . . . . . . . . . . . . . . . . . . 13
            3.20.3      All Taxes Paid . . . . . . . . . . . . . . . . . . . . . . 13
            3.20.4      Examinations, Etc. . . . . . . . . . . . . . . . . . . . . 13
            3.20.5      Withholding. . . . . . . . . . . . . . . . . . . . . . . . 13
            3.20.6      Foreign Person, Etc. . . . . . . . . . . . . . . . . . . . 14
            3.20.7      Parachute Payments . . . . . . . . . . . . . . . . . . . . 14
            3.20.8      Accounting; Tax Attributes . . . . . . . . . . . . . . . . 14
            3.20.9      Prior Consolidated Groups. . . . . . . . . . . . . . . . . 14
      3.21  Compliance with Laws.. . . . . . . . . . . . . . . . . . . . . . . . . 14
      3.22  Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . 14
      3.23  Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . . . . 16
      3.24  Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . 19
      3.25  Relations With Suppliers and Customers . . . . . . . . . . . . . . . . 19
      3.26  Interests in Competitors, Suppliers and Customers. . . . . . . . . . . 19
      3.27  Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . 19
      3.28  Discrimination:  Occupational Safety; Labor. . . . . . . . . . . . . . 19
      3.29  Related Transactions . . . . . . . . . . . . . . . . . . . . . . . . . 20
      3.30  Brokers and Finders. . . . . . . . . . . . . . . . . . . . . . . . . . 20
      3.31  Questionable Payments. . . . . . . . . . . . . . . . . . . . . . . . . 20
      3.32  Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . 20
      3.33  Bank Accounts; Safe Deposit Boxes. . . . . . . . . . . . . . . . . . . 20
      3.34  Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
      3.35  Effect of Certificates . . . . . . . . . . . . . . . . . . . . . . . . 21
      3.36  Source Code. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
      3.37  Licenses and Royalties . . . . . . . . . . . . . . . . . . . . . . . . 21
      3.38  Adequacy of Documentation. . . . . . . . . . . . . . . . . . . . . . . 21
      3.39  Third-Party Components in Software Programs. . . . . . . . . . . . . . 21
      3.40  Third-Party Interests or Marketing Rights in Software Programs . . . . 21
      3.41  No Virus Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . 22
      3.42  Software:  Physical Media. . . . . . . . . . . . . . . . . . . . . . . 22
      3.43  Year 2000 Compliance . . . . . . . . . . . . . . . . . . . . . . . . . 22
      3.44  Material Misstatements or Omissions. . . . . . . . . . . . . . . . . . 22

ARTICLE IV

      REPRESENTATIONS AND WARRANTIES OF QUIXOTE. . . . . . . . . . . . . . . . . . 23
      4.1   Organization and Qualification . . . . . . . . . . . . . . . . . . . . 23
      4.2   Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
      4.3   Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . 23
      4.4   Absence of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . 23
      4.5   Litigation and Administrative Proceedings. . . . . . . . . . . . . . . 23
      4.6   Brokers and Finders. . . . . . . . . . . . . . . . . . . . . . . . . . 23
      4.7   Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . . . . 24

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
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ARTICLE V

      COVENANTS RELATING TO CONDUCT OF BUSINESS. . . . . . . . . . . . . . . . . . 24
      5.1   Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . . . . 24

ARTICLE VI

      COVENANTS OF NU-METRICS AND THE SHAREHOLDERS . . . . . . . . . . . . . . . . 26
      6.1   Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . 26
      6.2   Closing Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
      6.3   Access to Information. . . . . . . . . . . . . . . . . . . . . . . . . 27
      6.4   Non-Competition and Right of First Refusal . . . . . . . . . . . . . . 27
      6.5   338(h)(10) Election. . . . . . . . . . . . . . . . . . . . . . . . . . 29
      6.6   Consulting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
      6.7   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE VII

      COVENANTS OF QUIXOTE . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
      7.1   Retention of Records . . . . . . . . . . . . . . . . . . . . . . . . . 29
      7.2   Termination Agreements . . . . . . . . . . . . . . . . . . . . . . . . 29
      7.3   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . 30

ARTICLE VIII

      MUTUAL COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
      8.1   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
      8.2   Consistent Tax Reporting . . . . . . . . . . . . . . . . . . . . . . . 31
      8.3   Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

ARTICLE IX

      CONDITIONS TO OBLIGATIONS OF NU-METRICS AND THE SHAREHOLDERS . . . . . . . . 31
      9.1   Representations and Warranties . . . . . . . . . . . . . . . . . . . . 31
      9.2   Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
      9.3   Filings; Consents: Waiting Periods . . . . . . . . . . . . . . . . . . 31
      9.4   No Injunction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

ARTICLE X

      CONDITIONS TO OBLIGATIONS OF QUIXOTE . . . . . . . . . . . . . . . . . . . . 32
      10.1  Representations and Warranties . . . . . . . . . . . . . . . . . . . . 32
      10.2  Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

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
      10.3  Filings:  Consents; Waiting Periods. . . . . . . . . . . . . . . . . . 32
      10.4  No Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
      10.5  Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
      10.6  Due Diligence Investigation. . . . . . . . . . . . . . . . . . . . . . 32
      10.7  Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . 33
      10.8  Delivery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
      10.9  338(h)(10) Election. . . . . . . . . . . . . . . . . . . . . . . . . . 33
      10.10 Accountant's Consent . . . . . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE XI

      CLOSING DELIVERIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
      11.1  Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
      11.2  Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . 33
      11.3  Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
      11.4  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
      11.5  Closing Certificates and Releases. . . . . . . . . . . . . . . . . . . 33
      11.6  Charter: Good Standing Certificates. . . . . . . . . . . . . . . . . . 34
      11.7  Resignations of Nu-Metrics' Officers and Directors . . . . . . . . . . 34
      11.8  Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
      11.9  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
      11.10 Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
      11.11 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . 34

ARTICLE XII

      SURVIVAL AND INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . 34
      12.1  Survival of Representations and Warranties: Covenants. . . . . . . . . 34
      12.2  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
      12.3  Indemnification by Quixote . . . . . . . . . . . . . . . . . . . . . . 36
      12.4  Indemnification Procedure. . . . . . . . . . . . . . . . . . . . . . . 36
      12.5  Offset Against Unpaid Amounts. . . . . . . . . . . . . . . . . . . . . 37
      12.6  Treatment as Adjustment of Purchase Price. . . . . . . . . . . . . . . 38
      12.7  Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

ARTICLE XIII

      TERMINATION, AMENDMENT AND WAIVERS . . . . . . . . . . . . . . . . . . . . . 39
      13.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
      13.2  Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . 39

ARTICLE XIV

      MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

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
      14.1  Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . 39
      14.2  Waiver of Compliance . . . . . . . . . . . . . . . . . . . . . . . . . 39
      14.3  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
      14.4  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
      14.5  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
      14.6  Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
      14.7  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
      14.8  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
      14.9  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
      14.10 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
      14.11 Third Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
      14.12 Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
      14.13 Review of Accounting Matters . . . . . . . . . . . . . . . . . . . . . 42
      14.14 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

                               STOCK PURCHASE AGREEMENT


      THIS STOCK PURCHASE AGREEMENT, dated as of November 30, 1998, (the "Agreement"), by and among QUIXOTE CORPORATION, a Delaware corporation, having an address at One East Wacker Drive, Chicago, Illinois 60601, or a subsidiary thereof ("Quixote") and NU-METRICS, INC., a Pennsylvania corporation, having an address at University Drive, Box 518, Uniontown, Pennsylvania 15401 ("Nu-Metrics") and HARRY R. SAMPEY, Ph.D, an individual, having an address at P. O. Box 73, Farmington, Pennsylvania 15437 ("Sampey"), BRENDA J. AUER, an individual, having an address at RD 1, Box 522, Vanderbilt, Pennsylvania 15486, CHRISTINE C. SAMPEY, an individual, having an address at 10600 Bloomfield Drive, #1234, Orlando, Florida 32825, KIM A. SAMPEY, an individual, having an address at RD 1, Box 465, Vanderbilt, Pennsylvania 15486, VICKI L. SAMPEY, an individual, having an address at RD 1, Box 465, Vanderbilt, Pennsylvania 15486, and KAREN SINGO, an individual, having an address at 2383 Ben Franklin Drive, Delano, Florida 32720 (Sampey, together with the above-named individuals, are hereinafter collectively referred to as the "Shareholders").

                                 W I T N E S S E T H:

      WHEREAS, Nu-Metrics is engaged in the business of designing and developing electronic instruments for the highway transportation industry;

      WHEREAS, the respective Boards of Directors of each of Quixote and Nu-Metrics have determined that it is advisable and for the benefit of their corporations and their respective shareholders that Nu-Metrics be acquired by Quixote by means of the acquisition from the Shareholders by Quixote of all of the outstanding capital shares of Nu-Metrics, $1.00 par value per share (the "Shares"), in exchange for cash, pursuant to the terms and conditions set forth herein (the "Acquisition");

      WHEREAS, the Shareholders own of record and beneficially all of the issued and outstanding Shares;

      WHEREAS, the parties intend that, for federal income tax purposes, this transaction qualify for an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code");

      NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations and warranties contained herein, the parties hereto agree as follows:

                                      ARTICLE I

                              TERMS OF PURCHASE AND SALE

      1.1 PURCHASE AND SALE OF THE SHARES. Subject to the terms and conditions contained in this Agreement, on the Closing Date (as hereinafter defined), the Shareholders shall sell, assign, transfer and deliver the Shares to Quixote, and Quixote shall purchase the Shares from the Shareholders, for an aggregate purchase price consisting of the amounts set forth in Section 1.3 hereof (the "Purchase Price") payable pursuant to the terms provided in Section 1.3 hereof.

      1.2 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Ross & Hardies, Chicago, Illinois, at 9:00 a.m., Central Standard Time, on November 30, 1998 (the "Closing Date") or such other place or time as the parties may agree.

      1.3 PAYMENT OF PURCHASE PRICE. Upon satisfaction of all the terms and conditions set forth in this Agreement, on the Closing Date Quixote shall deliver to the Shareholders the Purchase Price consisting of FOURTEEN MILLION NINE HUNDRED THOUSAND AND NO/100 DOLLARS ($14,900,000) (the "Cash Consideration") to be allocated pursuant to the terms of SCHEDULE 1.3, less the Holdback Amount as set forth on SCHEDULE 1.6. The Cash Consideration will be adjusted by an amount (which may be positive or negative) equal to the change in the value of Net Assets (hereinafter defined) of Nu-Metrics from June 30, 1998 to the Closing Date, which adjustment shall be accomplished by the payment of money from the Shareholders to Quixote or from Quixote to the Shareholders, whichever the case may be, after the Closing, and in the event either party breaches this obligation, the other party shall be entitled to indemnification therefor pursuant to Article XII hereof, without regard to the Basket (hereinafter defined). Delivery to the Shareholders of the Cash Consideration shall be accomplished on the Closing Date in immediately available funds by wire transfer to such bank account as Sampey shall specify and, notwithstanding the physical delivery of the Shares, the transfer to Quixote of the ownership of the Shares shall not be effective unless and until such wire transfer has been completed and acknowledged by the receiving bank.

      1.4 CALCULATION OF PURCHASE PRICE. The parties hereto acknowledge and agree that the calculation of the Purchase Price, and the calculation of the Net Assets, does not include the following items which shall be distributed by Nu-Metrics to the Shareholders the day before the Closing
Date: all of the cash, all marketable securities, the condominium apartment, the Mercedes convertible and the lease related thereto, the airport lease and the aircraft presently owned by Nu-Metrics, the airport hangar building and improvements thereto, including the fuel tanks and the paving, the outer laboratory and the improvements and the equipment relating thereto, and the policy issued by American Guardian Life Assurance, which insures the life of Sampey (collectively, the "Retained Assets"). The

Shareholders shall assume all liabilities relating to the Retained Assets including, without limitation, the related aircraft debt (the "Aircraft Debt").

      1.5 TAX AND ACCOUNTING. The parties hereto shall each use their best efforts to cause the transactions contemplated hereunder to qualify for an election pursuant to Section 338(h)(10) of the Code.

      1.6 HOLDBACK. The transactions contemplated herein (including the distribution of the Retained Assets contemplated in Section 1.4 hereof and the Section 338(h)(10) election) might result in tax to Nu-Metrics under Code
Section 1374. Prior to the Closing, the Shareholders and Quixote shall make a reasonable estimation of the anticipated amount of any such tax; and, at the time of Closing, that amount (the "Holdback Amount") shall be withheld from the Cash Consideration which is to be delivered to the Shareholders pursuant to Section 1.3 hereof and paid to Nu-Metrics for later distribution consistent herewith. Within thirty (30) days after the filing of the income tax return on which the amount of any such tax is shown to be due, the portion of the Holdback Amount in excess of the amount of any such tax due, if any, shall be paid by Nu-Metrics to Sampey for distribution to the Shareholders. If the Holdback Amount is not sufficient to pay the amount of the tax as shown on the income tax return, the Shareholders shall reimburse Nu-Metrics for the additional amount of the tax which is so paid within thirty (30) days after the return has been filed.

                                      ARTICLE II

                              PURCHASE PRICE ADJUSTMENTS

      2.1 ADJUSTMENT AMOUNT. As provided herein, the Cash Consideration will be adjusted by an amount (which may be positive or negative) equal to the change in the value of Net Assets of Nu-Metrics as shown on the June 30, 1998 financial statements of Nu-Metrics, from June 30, 1998 to the Closing Date (the "Adjustment Amount"). The change in the value of Net Assets shall be calculated in conformity with GAAP.

            (a) PRELIMINARY ADJUSTMENT. On or before the Closing Date, the Shareholders shall cause Smith, Lewis, Chess & Company ("SLCC"), who are Nu-Metrics' outside auditors, to prepare a preliminary Closing balance sheet (the "Preliminary Closing Balance Sheet") based upon the September 30, 1998 financial statements of Nu-Metrics, and deliver such Preliminary Closing Balance Sheet to Quixote for review and approval. Based upon such Preliminary Closing Balance Sheet, as approved by Quixote, Quixote and Sampey shall make a preliminary determination of the Adjustment Amount (the "Preliminary Adjustment Amount"). If the Preliminary Closing Balance Sheet indicates that the value of Net Assets has decreased from June 30, 1998 to the Closing Date, the Cash Consideration to be delivered to the Shareholders hereunder shall be reduced by the amount of the Preliminary Adjustment Amount, and if the value of Net Assets has increased from June 30, 1998 to the
                                       3

Closing Date, the Cash Consideration to be delivered to the Shareholders hereunder shall be increased by the amount of the Preliminary Adjustment Amount.

            (b) FINAL ADJUSTMENT. Within 30 days of the Closing, the Shareholders shall deliver to Quixote a final Closing balance sheet (the "Final Closing Balance Sheet") based upon the November 30, 1998 financial statements of Nu-Metrics, and its final determination of the Adjustment Amount (the "Final Adjustment Amount"), based upon the Final Closing Balance Sheet. Quixote shall have 15 days to review the Final Closing Balance Sheet and Final Adjustment Amount. Failure of Quixote to notify the Shareholders within such 15 day period of Quixote's approval or disapproval thereof shall
be deemed approval.    On the fifth business day after Quixote's approval
thereof, if the value of Net Assets has decreased from June 30, 1998 to the Closing Date, the Shareholders will pay to Quixote, and if the value of Net Assets has increased from June 30, 1998 to the Closing Date, Quixote will pay to the Shareholders, the Final Adjustment Amount (treated as a positive number in all cases), with appropriate credit being given for the Preliminary Adjustment Amount paid pursuant to Section 2.1(a). Payments must be made in immediately available funds. Payments to the Shareholders will be made by wire transfer to such bank accounts as Sampey shall specify and in the same proportions as the Cash Consideration. Payment to Quixote will be made by wire transfer to such bank account as Quixote specifies.

            (c) DISPUTES. If Quixote and Sampey are unable to agree upon the Final Adjustment Amount, such dispute shall be resolved by a "Big Five" accounting firm, in accordance with Section 14.13 hereof.

      2.2 NET ASSETS. For the purposes of this Article II and this Agreement, "Net Assets" shall mean the assets minus the liabilities as reflected in the financial statements of Nu-Metrics; however, in all events, there shall be excluded from the determination of the Net Assets the Retained Assets and the Aircraft Debt as defined in Section 1.4 hereof, as well as all other liabilities related to the Retained Assets.

                                     ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF NU-METRICS
                                 AND THE SHAREHOLDERS

      Nu-Metrics and the Shareholders, jointly and severally, represent and warrant to Quixote as follows:

      3.1 ORGANIZATION AND QUALIFICATION. (a) Nu-Metrics is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania, and has the corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, to own or lease the properties and other assets which it presently owns or leases and to carry on its business as presently conducted.

            (b) The copy of the Articles of Incorporation, and all amendments thereto, of Nu-Metrics, as certified by the Secretary of State of the State of Pennsylvania, and of the By-laws, as amended to date, of Nu-Metrics, as certified by its Secretary, being delivered herewith to Quixote, are true, complete and correct copies as amended and presently in effect. All minutes and consents of the shareholders and directors of Nu-Metrics are contained in the minute books of Nu-Metrics, and said minute books have been furnished to Quixote for examination at a reasonable time prior to the Closing. No minutes or consents have been included in such minute books since such examination by Quixote which have not heretofore been furnished to Quixote and no corporate action not reflected in said minute books has been taken.

            (c) Nu-Metrics is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in every domestic and foreign jurisdiction in which Nu-Metrics is required to be so licensed or qualified.

      3.2 AUTHORITY. Nu-Metrics and the Shareholders, on their own behalf, as appropriate, have full power, capacity and authority (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary action on the part of each of the Shareholders and the Board of Directors of Nu-Metrics and no other proceedings (corporate or otherwise) on the part of the Shareholders or Nu-Metrics are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and the other agreements contemplated by this Agreement have been duly and validly executed and delivered by each of the Shareholders and Nu-Metrics, and constitute legal, valid and binding agreements of Nu-Metrics and the Shareholders.

      3.3 CAPITALIZATION. The entire authorized capital stock of Nu-Metrics and the number of Shares thereof which are issued and outstanding are as follows:


          NUMBER OF                                                NUMBER
      AUTHORIZED SHARES                                          ISSUED AND
        OF NU-METRICS                    CLASS                   OUTSTANDING
          2,000,000                      Common                    366,233

All of the issued and outstanding Shares of Nu-Metrics' capital stock are owned of record and beneficially by the Shareholders in the respective amounts set forth in SCHEDULE 3.3 hereto. The Shares are subject to no restrictions on transferability other than restrictions imposed by the 1933 Act, and applicable state securities laws. All of the outstanding Shares of capital stock of Nu-Metrics are duly authorized and validly issued and outstanding, fully paid and non-assessable, and were not issued in violation of any preemptive rights. There are no Shares of capital stock in treasury, and there are no Shares reserved for issuance.

Except as set forth in this Agreement, there are no outstanding options, warrants, conversion or other rights to acquire from any of the Shareholders or Nu-Metrics, or any plans, contracts or commitments providing for the issuance of, or the granting of, rights by the Shareholders or Nu-Metrics to acquire: (i) any capital stock of Nu-Metrics (whether issued or unissued) or
(ii) any securities convertible into or exchangeable for any capital stock of Nu-Metrics. There are no agreements or understandings with respect to the voting, holding or selling of any Shares of capital stock of Nu-Metrics, or any contractual obligations of Nu-Metrics or any of the Shareholders with respect to Nu-Metrics' capital stock. There are no voting trusts or proxies currently in effect with respect to the Shares. No person has any right to require Nu-Metrics to register any of its securities under the 1933 Act.

      3.4 TITLE TO SHARES. The Shareholders own and have good and marketable title to the Shares, free and clear of any lien, pledge, claim, encumbrance, restriction or right of any third party of any kind. On the Closing Date, Quixote will acquire good and marketable title to the Shares, free and clear as aforesaid, including without limitation, any of the foregoing set forth in the By-laws of Nu-Metrics. The Shares represent the only equity interest of the Shareholders in Nu-Metrics.

      3.5 CONSENTS AND APPROVALS. Except as set forth in SCHEDULE 3.5 hereto, there is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained or given in order for Nu-Metrics and the Shareholders to consummate the transactions contemplated hereby and fully perform their respective obligations hereunder.

      3.6 ABSENCE OF CONFLICTS. The execution, delivery and performance by Nu-Metrics and the Shareholders of this Agreement and the consummation by Nu-Metrics and the Shareholders of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time or both, (i) violate any provision of law, statute, rule or regulation to which either Nu-Metrics or the Shareholders are or were subject, (ii) violate any order, judgment or decree which is or was applicable to either Nu-Metrics or the Shareholders; (iii) conflict with or result in a breach or default under any term or condition of the Articles of Incorporation or By-laws of Nu-Metrics, or any agreement or other instrument to which either Nu-Metrics or the Shareholders are a party or by which either of them is bound, or (iv) cause, or give any person grounds to cause, the maturity of any debt, liability or obligation of Nu-Metrics to be accelerated or increase any such liability or obligation.

      3.7 FINANCIAL STATEMENTS: ACCOUNTS RECEIVABLE. Nu-Metrics has previously delivered to Quixote true and correct copies of the unaudited balance sheets of Nu-Metrics, as of June 30, 1998 and the related unaudited statements of income, statements of retained earnings and statements of changes in financial position for the periods ending on such dates (collectively, the "Financial Statements"). Except as disclosed on
SCHEDULE 3.7, the Financial Statements (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, are correct and complete and are in accordance with the books and records of Nu-Metrics, (ii) present fairly the financial position and condition of Nu-Metrics and the related results of operations as at the dates and for the periods then ended (subject to customary year-end adjustments, which adjustments shall not be material in kind or amount) and (iii) contain no material misstatements or omissions which under generally accepted accounting principles would be required to be disclosed for financial statement purposes. As used in this Section 3.7, "material" shall mean any such adjustments, misstatements or omissions, which individually exceeds $5,000.00, and in the aggregate, exceeds $100,000.00.

      Subject to applicable reserves for bad debts shown on Nu-Metrics' latest balance sheets included in the Financial Statements, as such reserves are adjusted from the date thereof in the ordinary course of business, all accounts and notes receivable reflected on the balance sheets are, and all accounts and notes receivable subsequently accruing to the Closing Date will be, (a) valid, genuine and subsisting, (b) subject to no known defenses, setoffs or counterclaims and (c) current and collectible.

      3.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent reserved for in the Financial Statements or as set forth in SCHEDULE 3.8 hereto, Nu-Metrics has no liabilities or obligations, whether accrued, absolute or contingent, determined or undetermined, known or unknown or whether due or to become due (including, without limitation, obligations as guarantor) other than those in the ordinary course of business since June 30, 1998, which have not yet been accrued or booked. Nu-Metrics does not know of any basis for the assertion of any claim or liability relating to the business of Nu-Metrics, nor is it aware of any occurrence or fact that has or might have an adverse effect on the businesses of Nu-Metrics. Except as disclosed in SCHEDULE 3.8, as of the date of this Agreement, Nu-Metrics has no outstanding debt to any bank or other lender.

      3.9   ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on
SCHEDULE 3.9 hereto, since June 30, 1998, there has not been (a) any damage, destruction or casualty loss to the properties or assets of Nu-Metrics (whether covered by insurance or not) outside the ordinary course of business; (b) any material adverse change in the business, assets, properties, operations, prospects or financial condition of Nu-Metrics or any fact or condition which could cause such a change, other than any change, fact or condition related solely to the transactions contemplated hereby; (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) in excess of $10,000.00, or outside the ordinary course of business of Nu-Metrics; (d) any direct or indirect redemption, repurchase or other acquisition for value by Nu-Metrics of its capital stock or any agreement to take such action, or any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to Nu-Metrics' capital stock (other than the distribution of Retained Assets as set forth in Section 1.4 hereof); (e) any increase in the rate or terms of compensation payable or to become payable by Nu-Metrics to its directors, officers, employees, agents or independent contractors or any increase in the rate or change in the terms of any employment agreement or compensatory arrangement, or any changes in any bonus, severance, pension, insurance or other employee benefit plan, or any other payment or benefit made to or for any such director, officer, employee, agent or independent contractor; (f) any sale, transfer or other disposition of any asset of Nu-Metrics to any party, including, without limitation, the Shareholders, except for payment of obligations incurred, and sale of products, in the ordinary course of business consistent with past practices; (g) any amendment or termination of any material contract or agreement to which Nu-Metrics is a party or any termination or waiver of any other rights of value to the businesses of Nu-Metrics; (h) any capital expenditure for additions to property or equipment by Nu-Metrics in excess of $10,000.00; (i) any split, combination, exchange or reclassification of shares of capital stock of Nu-Metrics; (j) any issuance of capital stock of Nu-Metrics or of securities convertible into or rights to acquire any such capital stock; (k) any failure by Nu-Metrics to pay accounts payable or other obligations in the ordinary course of business; (l) the incurrence of any obligations or liability (absolute or contingent) or the making of any capital expenditure not in the ordinary course of business or in excess of $10,000.00; (m) any pledge of any of the assets or properties of Nu-Metrics or any action or inaction which would subject any such assets or properties to any lien, security interest, mortgage, pledge, claim, charge or other encumbrance of any kind; (n) the incurrence of any liability or obligation by Nu-Metrics, except for liabilities incurred in the ordinary course of business; (o) any actual or threatened termination or cancellation of, or modification or change in, any business relationship with any customer or customers of Nu-Metrics or other agreement or arrangement involving or related to the assets or properties of the businesses of Nu-Metrics; (p) any cancellation of a debt due to or a claim of Nu-Metrics, other than by payment or other satisfaction; (q) any failure of Nu-Metrics to perform under, or any default by Nu-Metrics under, any agreement, obligation or covenant to which it is or was bound; (r) any change in any method of accounting or accounting practice, principle or procedure; (s) any action or inaction which might cause Nu-Metrics to incur any tax liability out of the ordinary course of business (other than the distribution of Retained Assets as set forth in Section 1.4 hereof); (t) any other event or condition of any character which materially and adversely affects the businesses of Nu-Metrics; or (u) any agreement, whether in writing or otherwise, to take any action described in this Section 3.9. The provisions of this Section 3.9 shall not have any application to (and this Section 3.9 shall not prohibit or restrict) any distributions to one or more Shareholders of any of the Retained Assets.

      3.10  INTENTIONALLY OMITTED.

      3.11 REAL AND PERSONAL PROPERTY; INVENTORIES. SCHEDULE 3.11(a) hereto correctly identifies (i) each lease or rental of real property held or paid by Nu-Metrics; and (ii) each parcel of real property, and each interest (other than such leases or rentals) in real property, used in the operations of the businesses of Nu-Metrics. Except as set forth in SCHEDULE 3.11(a) hereto, (a) any structures described in SCHEDULE 3.11(a) and Nu-Metrics' use thereof conform in all material respects with all applicable ordinances, requirements, regulations, zoning laws, restrictive covenants, conditions and restrictions and do not encroach on property of others, and are not encroached upon by structures of others; and (b) no claims, charges or notice of violations have been filed, served, made or threatened, orally or in writing, against or relating to any such property or any of the operations conducted at any such property (currently or in the past) as a result of (i) any violation or alleged violation of any applicable ordinances, requirements, regulations, zoning laws, restrictive covenants, conditions or restrictions, or (ii) as a result of any encroachment on the property of others. SCHEDULE 3.11(b) hereto describes all material tangible or intangible personal property and assets of Nu-Metrics. Nu-Metrics has good and marketable title to, and is in possession of or has control over, all of its real and personal property, none of which is held under or subject to any mortgage, pledge, lien, lease, encumbrance, conditional sales contract or other security arrangement except to the extent described in SCHEDULE 3.11(b) hereto. Each item of such tangible personal property and assets is in good working order or condition, reasonable wear and tear excepted.

      The inventories of Nu-Metrics are in good and merchantable condition and are of a quality suitable and usable or saleable in the ordinary course of business for the purposes for which such inventories are intended. The products comprising such inventory are free from defects and operate in accordance with specifications for such products. The inventory is adequate for Nu-Metrics' business and there has been no material adverse change in such inventories since June 30, 1998. For purposes of this Section 3.11, "merchantable" shall exclude parts which are not listed in bills of materials for current products in Nu-Metrics' catalogs and parts which are not in usage by Nu-Metrics for one (1) year or more.

      3.12 PATENTS, TRADEMARKS. ETC. SCHEDULE 3.12 hereto contains an accurate and complete description of all domestic and foreign patents, trademarks, service marks, trademark registrations, service mark registrations, logos, trade names, assumed names, copyrights and copyright registrations and all applications therefor (collectively, the "Intellectual Property"), presently owned or held by Nu-Metrics, Sampey or Sampey Scientific, Ltd. (or any predecessor in interest of any of them) (each, a "Nu-Metrics Entity") or under which a Nu-Metrics Entity owns or holds any license, or in which Nu-Metrics owns or holds any direct or indirect interest. Nu-Metrics, for itself and each Nu-Metrics Entity, represents and warrants that it has the full right, power and authority to transfer the rights, titles and interests granted herein, and that it is the legal and beneficial owner of all right, title and interest in and to the Intellectual Property, having good title thereto, free and clear of any and all mortgages, liens, security interests and charges and that no other person or entity has or shall have any claims of ownership in the Intellectual Property. Nu-Metrics has not previously assigned, transferred, conveyed or otherwise encumbered any right, title or interest in the Intellectual Property, and has not granted to any third party any license to use the Intellectual Property in any manner, or any covenant not to sue for any such use of the Intellectual Property. To the extent any Intellectual Property, and the right, title and interest therein has not yet been assigned by any Nu-Metrics Entity to Nu-Metrics, Sampey shall cause the assignment thereof to Nu-Metrics, at the sole cost and expense of Quixote and/or Nu-Metrics, promptly after closing. The Intellectual Property is valid, in good standing and not the subject of any challenge. Nu-Metrics represents and warrants that no intellectual property other than the Intellectual Property is necessary for the conduct of the present businesses of Nu-Metrics. None of the products manufactured, distributed or sold by Nu-Metrics, nor any of the Intellectual Property or other intellectual property (including without limitation, technology, inventions, processes, designs, formulae, know-how, trade secrets)

(collectively, with the Intellectual Property, the "Intellectual Assets"), or any of Nu-Metrics' activities that may include the disclosing, copying, making, using or selling of such Intellectual Assets, or products or services embodying such Intellectual Assets, conflict with, infringe or otherwise violate any patents, trademarks or copyrights, or any other rights, of any individual or entity, nor require payments to be made to any individual or entity and no third party security interests therein are outstanding. Nu-Metrics or a Nu-Metrics Entity has the sole and exclusive right to use, has the right and power to sell, and has taken reasonable measures to maintain and protect the Intellectual Assets; no claims have been asserted by any individual or entity with respect thereto or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto, and there is no valid basis for any such claim. Nu-Metrics is not using confidential information or trade secrets of any former employer of any past or present employees engaged in the business of Nu-Metrics. Nu-Metrics owns rights in all pre-existing copyright works upon which derivatives works are based. The items described in SCHEDULE 3.12 and the other Intellectual Assets are adequate to conduct the business of Nu-Metrics as presently conducted. Upon consummation of the transactions contemplated hereby, Quixote will acquire good and marketable title to all of the Intellectual Assets and the goodwill associated therewith.

      3.13 EMPLOYEES. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Intellectual Assets on behalf of Nu-Metrics either (a) were at such time parties to "work-for-hire" arrangements or agreements with Nu-Metrics, in accordance with applicable federal and state law, that have accorded Nu-Metrics full, effective, exclusive and original ownership of all intellectual property thereby arising, or (b) have executed appropriate instruments of assignment, which are still in full force and effect, in favor of Nu-Metrics, as assignee, that have conveyed to Nu-Metrics full, effective and exclusive ownership of all intellectual property thereby arising. Nu-Metrics neither owns nor has any right, license or interest, whether as a licensee, licenser or otherwise, in any copyrights, patents, applications for copyrights or patents, trade secrets, inventions, processes and designs or in any trademarks, service marks, trade names, or applications for them, except as listed or described in SCHEDULE 3.12. No employee of Nu-Metrics is in violation of (i) any term of any employment contract, any "work for hire" arrangement or agreement, or any patent or invention disclosure agreement or (ii) any other contract or agreement, or any restrictive covenant relating to the rights of any such employee to be employed by Nu-Metrics or to use trade secrets or proprietary information of others.

      3.14  CONTRACTS AND COMMITMENTS.

            (a) Other than standard form customer and distributor contracts entered into in the ordinary course of business, and except as set forth in SCHEDULES 3.11(a), 3.14(a), 3.15, 3.24 and 3.28 hereto, Nu-Metrics is not a party to any agreements, contracts, guarantees, commitments, restrictions or instruments of any kind ("Contracts"). True and correct copies of all Contracts listed on SCHEDULES 3.11(a), 3.14(a), 3.15, 3.24 and 3.28 hereto have been made available to Quixote at a reasonable time prior to Closing. All of the

Contracts are valid and binding obligations of Nu-Metrics, enforceable in accordance with their respective terms to the extent permitted by applicable law, and are in full force and effect and complied with. No other party to any of the Contracts is in default or breach thereof. True and correct copies of each standard form customer and distributor contract currently in use by Nu-Metrics in the conduct of its business are attached to
SCHEDULE 3.14(a). All non-standard form customer and distributor contracts are listed on SCHEDULE 3.14(a). Nu-Metrics has not agreed with any customer or distributor to make any variation in any such contract which could have a material adverse effect on Nu-Metrics' assets, properties, businesses, financial condition or prospects. As used herein, "material adverse effect" shall mean any adverse effect in excess of $100,000.00.

            (b) Nu-Metrics has not given any power of attorney (whether revocable or irrevocable) to any individual or entity.

            (c) Nu-Metrics is not in default, and there is no basis for any valid claim of default, in any respect under any of the Contracts.

      3.15 LICENSES AND ROYALTIES. Except as set forth on SCHEDULE 3.15 hereto, Nu-Metrics is not a licensee under any license, including, without limitation, licenses with respect to technology used or to be used in Nu-Metrics' products, and has no obligation to pay royalties to any third party in connection therewith. Nu-Metrics has not granted to any individual or entity any rights or security interests with respect to the technology for Nu-Metrics' products.

      3.16 GOVERNMENT CONTRACTS. Nu-Metrics does not have knowledge of any acts, omissions or noncompliance with regard to any applicable public contracting statute, regulation or contract requirement (whether express or incorporated by reference) to any contracts relating to Nu-Metrics, its businesses or any of its assets with any Government Contract Party (as defined below) in either case that have led to or could lead to (a) any claim or dispute involving Nu-Metrics, its businesses, or any of its assets and any Government Contract Party or (b) any suspension, debarment or contract termination, or proceeding related thereto. Nu-Metrics has no knowledge of any act or omission related to the marketing, licensing, or selling of any technology related to Nu-Metrics, or its business that has led to or could have any material adverse affects on Nu-Metrics' rights or on any of its assets. All of Nu-Metrics' development of technology was developed exclusively at private expense. For purposes of this SECTION 3.16, the term "Government Contract Party" means any independent or executive agency, division, subdivision, audit group or procuring office of the federal government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

      3.17 PRODUCT WARRANTIES AND LIABILITIES. Nu-Metrics has not given or made any express or implied warranties with respect to any products licensed, distributed, offered or sold or services performed by them, except for the limited warranties stated in standard form customer contracts, in the forms attached to SCHEDULE 3.14, with modifications that, in the aggregate, would not have a material adverse effect on business, prospects or financial condition of Nu-Metrics. Nu-Metrics does not have any knowledge of any fact or of the occurrence of any event forming the basis of any present or future claim against Nu-Metrics, whether or not fully covered by insurance, for liability on account of products liability or on account of any express or implied product warranty, except for warranty obligations and product returns in the ordinary course of business and as set forth in SCHEDULE 3.17.

      3.18 INSURANCE. Nu-Metrics keeps all of its businesses, operations and properties insured against loss or damage, with responsible insurers.
SCHEDULE 3.18 hereto is a description of all insurance policies held by Nu-Metrics concerning its businesses, operations and properties, true, complete and correct copies of which have been previously provided to Quixote. All these policies are in the respective face amounts set forth in
SCHEDULE 3.18, and such insurance is adequate and appropriate in accordance with sound business practices. Each of the insurance policies referred to in
SCHEDULE 3.18 is in force and the premiums with respect thereto are fully paid through the dates indicated thereon. No insurer has denied coverage or reserved rights for any claim made by Nu-Metrics, Subsidiary or any other individual or entity under any insurance policies.

      3.19 LITIGATION AND ADMINISTRATIVE PROCEEDINGS. Except as set forth in SCHEDULE 3.19 hereto, there is no claim, action, suit, proceeding or investigation in any court or before any governmental or regulatory authority pending or threatened against or affecting Nu-Metrics or which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby. Nu-Metrics does not know nor have any reason to know of any basis for any such claim, action, suit, proceeding or investigation. No claim, action, suit, proceeding or investigation set forth in SCHEDULE 3.19 could, if adversely decided, have a material adverse effect on the business, properties, condition (financial or otherwise) or prospects of Nu-Metrics.

      3.20  TAX MATTERS.  For purposes of this Agreement:

            (a) The term "Taxes" means all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes;

            (b) The term "Returns" means all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns;

            (c) The term "Code" means the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

            3.20.1 CORPORATION MATTERS. Nu-Metrics has qualified as an "S" corporation as such term is defined in Section 1361(a)(1) of the Code for each taxable year since October 1, 1991 and will continue to so qualify until the Closing Date. Neither Nu-Metrics, the Shareholders nor any former shareholder of Nu-Metrics has engaged in any action which would result in Nu-Metrics failing to qualify as an "S" corporation under any provision of the Code.

            3.20.2 ALL RETURNS FILED. All Returns required to be filed by or on behalf of Nu-Metrics on or before the Closing Date have been filed, or proper extensions for the filing of such Returns have been filed, and such Returns are complete and accurate and disclose all Taxes (and other charges) for the periods covered thereby. Except as set forth in SCHEDULE 3.20.2, no extension of time in which to file any such Returns is currently in effect and there are not outstanding agreements or waivers extending the statutory period of limitation applicable to such Returns.

            3.20.3 ALL TAXES PAID. All Taxes (and other charges) shown on such Returns or otherwise required to be paid, and any deficiency assessments, penalties, interest and other charges with respect thereto, have been paid, and there is otherwise no current liability for any unpaid taxes (or other charges) due in connection with such Returns or otherwise. There are no tax liens (other than for taxes not yet due) on any of the assets or properties of Nu-Metrics, and, to the best knowledge of the Shareholder and Nu-Metrics, no basis exists for the imposition of any such liens.

            3.20.4 EXAMINATIONS, ETC. Except for the 1995 and 1996 federal Returns of Nu-Metrics which have been audited by the IRS (which audits resulted in no material change), no federal, state, local, foreign or other Returns of Nu-Metrics for tax years that remain open under any applicable statute of limitations have been examined by the IRS or other pertinent tax authorities and no deficiencies have been asserted or assessments made as a result of examinations (including all penalties and interest). Nu-Metrics has not been notified that any issues have been raised by (or are currently pending before) the IRS or any other taxing authority in connection with any of the Returns which could reasonably be expected to have a material adverse effect on the financial condition of Nu-Metrics, taken as a whole, if decided adversely to Nu-Metrics, nor are there any such issues which have not been so raised but, if so raised by the IRS or any other taxing authority in connection with any of the Returns could, in the aggregate, reasonably be expected to have a material adverse effect on the financial condition of Nu-Metrics.

            3.20.5 WITHHOLDING. Nu-Metrics has withheld from its employees and others (and timely remitted to the appropriate taxing authorities) proper and accurate amounts for all periods in compliance with all tax withholding provisions of applicable federal, state, foreign, local and other laws (including, without limitation, income, withholding, social security, employment and other payroll taxes).

            3.20.6 FOREIGN PERSON, ETC. No Shareholder is a "foreign person" as defined in Section 1445(f)(3) of the Code. Nu-Metrics does not have a permanent establishment in any foreign country, as defined in the applicable tax treaty, if any, between the United States and such foreign country. Nu-Metrics is not, and never has been, a United States real property holding corporation within the meaning Section 897(c)(1)(A)(ii) of the Code and Quixote is not required to withhold tax on the purchase of the Shares by reason of Section 1445 or any other provisions of the Code. Nu-Metrics has not participated in an international boycott within the meaning of Section 999 of the Code. Nu-Metrics has no foreign assets.

            3.20.7 PARACHUTE PAYMENTS. Nu-Metrics has not made, has not become obligated to make nor will, as a result of any event connected with the acquisition of Nu-Metrics by Quixote or any other transaction contemplated herein, make or become obligated to make any "excess parachute payment" as defined in Section 280G of the Code.

            3.20.8 ACCOUNTING; TAX ATTRIBUTES. None of the assets or properties of Nu-Metrics (a) is tax-exempt use property within the meaning of
Section 168(h) of the Code, (b) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, or (c) is required to be treated as property owned by another under the provisions of former Section 168(f)(8) of the Code. Nu-Metrics has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code. To the best knowledge of the Shareholders and Nu-Metrics, the basis of Nu-Metrics in its assets is as set forth in its financial and tax records. Nu-Metrics is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

            3.20.9      PRIOR CONSOLIDATED GROUPS.  Except as set forth on
SCHEDULE 3.20.9, Nu-Metrics is not, and has never been, an includible corporation in an affiliated group of corporations within the meaning of
Section 1504 of the Code.

      3.21 COMPLIANCE WITH LAWS. Except as disclosed in SCHEDULE 3.21, Nu-Metrics has not in the past been nor is it presently in violation of, in respect of its operations, real property, machinery, equipment, all other property, practices and all other aspects of its businesses, any applicable law (whether statutory or otherwise), rule, regulation, order, ordinance, judgment or decree of any governmental authority (federal, state, local or otherwise) (collectively, "Laws"). Except as disclosed in SCHEDULE 3.21, neither the Shareholders nor Nu-Metrics has received any notification of any asserted present or past failure of Nu-Metrics to comply with any of such Laws.

      3.22  ENVIRONMENTAL MATTERS. (a) Except as otherwise disclosed in
SCHEDULE 3.22 hereto, (i) Nu-Metrics and its predecessors and the subsidiaries of either, if any, have obtained all Environmental Permits (as defined herein) that are required with respect to the business, operations and properties of Nu-Metrics and its predecessors and the subsidiaries of either; (ii) Nu-Metrics and its predecessors and their respective subsidiaries have been, and Nu-Metrics is, in compliance with all terms and conditions of all Environmental Laws (as defined herein) and Environmental Permits; (iii) neither Nu-Metrics nor its predecessors or their respective subsidiaries have received any notice from a governmental authority or third party of any violation of or potential liability arising under any Environmental Law or Environmental Permit in connection with the business of Nu-Metrics or its predecessors or their respective subsidiaries or the operation thereof, nor is any such notice pending or to the best of Nu-Metrics' knowledge, threatened; (iv) no underground or above ground storage tanks are or have been located on the real properties described in
SCHEDULE 3.11(a) attached hereto or previously owned or operated by Nu-Metrics; and (v) Nu-Metrics is not aware of any generation, treatment, storage, transfer, disposal, release or threatened release in, at, from or on such real properties of toxic or hazardous substances by any current or previous owner or tenant of such real properties. Nu-Metrics has delivered to Quixote all environmental records and material safety data sheets relating to its business and operations. Nu-Metrics shall permit Quixote and its agents access at all reasonable times to Nu-Metrics' property for the purpose of conducting a Phase I environmental audit thereof.

            (b) Except as set forth in SCHEDULE 3.22, there is no condition or any set of facts or circumstances that could give rise to an Environmental Claim (as defined herein).

            (c) Except as set forth in SCHEDULE 3.22, to the best of the Shareholders' and Nu-Metric's knowledge, there have been no releases of Hazardous Material into the soil, surface water or ground water at its production facility.

            (d) For purposes of this Agreement, the following terms shall have the respective meanings set forth herein:

            "Environmental Permit" shall mean any permit, license, approval or other authorization with respect to the business of Nu-Metrics or its predecessors or their respective subsidiaries or the operation thereof under any applicable Environmental Law (as defined herein), including laws, regulations or other requirements relating to emissions, discharges or releases of Hazardous Material (as defined herein) into ambient air, surface water, ground water, or land, or otherwise arising from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Material by Nu-Metrics or its predecessors or their respective subsidiaries or the employees, representatives, contractors or actual agents of any of such entities.

            "Environmental Claim" shall mean any action, lawsuit, claim or proceeding relating to the business of Nu-Metrics or its predecessors or their respective subsidiaries or the operation thereof which seeks to impose liability, for (i) violation of any Environmental Law, (ii) release of any Hazardous Material, (iii) noise, (iv) pollution or contamination of the air, surface water, groundwater or land; (v) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation;
(vi) exposure to hazardous or toxic
substances; or (vii) the manufacture, processing, distribution in commerce, use (by Nu-Metrics or its predecessors or their respective subsidiaries or the employees, representatives, contractors or actual agents of any of such entities), or storage (by Nu-Metrics or its predecessors or their respective subsidiaries or the employees, representatives, contractors or actual agents of any of such entities) of chemical substances. An "Environmental Claim" includes, but is not limited to, a proceeding to issue, modify or terminate a permit or license, or to adopt or amend a law or regulation to the extent that such a proceeding attempts to redress violations of the applicable permit, license, law or regulation which occurred on or prior to the Closing Date as alleged by any federal, state or local executive, legislative, judicial regulatory or administrative agency, board or authority.

            "Hazardous Material" shall mean the following: (i) All "hazardous substances," as such term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. Sec. 9601(14); (ii) all "hazardous wastes," as such term is defined in the Resource Conservation and Recovery Act, 42 U.S.C.A. Sec. 6903(5); (iii) all materials that are classified as hazardous or toxic under any Environmental Law, as defined below; (iv) petroleum products, including gasoline, diesel fuel, fuel oil, crude oil, and motor oil, and the constituents of those products; or (v) medical wastes.

            "Environmental Laws" shall mean, without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.A. Sec. 9601 ET SEQ.); the Resource Conservation and Recovery Act (42 U.S.C.A. Sec. 6901 ET SEQ.); the Clean Water Act (33 U.S.C.A. Sec. 1251 ET SEQ.); the Clean Air Act (42 U.S.C.A. Sec. 7401 ET SEQ.); the Toxic Substance Control Act (15 U.S.C.A. Sec. 2601 ET SEQ.); the Occupational Safety and Health Act (29 U.S.C. 651 ET SEQ.); and all other federal, state and local statutes and ordinances pertaining to protection of the environment, health or safety, and all amendments made to, and regulations promulgated under, the foregoing laws effective at the time of Closing.

      3.23  EMPLOYEE BENEFITS.

            3.23.1 Attached hereto as SCHEDULE 3.23 is a written list of all employee benefit plans relating to employee benefits with respect to which Nu-Metrics has incurred or may incur any future or contingent obligations, including, without limitation, all plans, agreements or arrangements relating to deferred compensation, pensions, profit sharing, retirement income or other benefits, stock purchase, stock ownership and stock option plans, stock appreciation rights, bonuses, severance arrangements, health and welfare benefits, insurance benefits and all other employee benefits or fringe benefits whether or not committed to writing and whether or not any such plan is an "employee benefit plan" as defined in
Section 3.3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively referred to as the "Plans"). Except as may be indicated on SCHEDULE 3.23, Nu-Metrics does not contribute, nor has it ever contributed, to any multi-employer plan within the meaning of Section 4001(a)(3) ERISA, nor is Nu-Metrics affiliated with any entity such that Nu-Metrics has, or might have in the future, any multi-employer plan withdrawal liability under Subtitle E of Part IV of ERISA.

            3.23.2 Nu-Metrics has, with respect to each Plan, delivered to Quixote true and complete copies of: (i) all plan texts and agreements and related trust agreements or annuity contracts; (ii) all summary plan descriptions and material employee communications; (iii) the annual reports (Form 5500 series) (including all schedules thereto) for the most recent three (3) plan years; (iv) the actuarial valuations for the most recent three
(3) plan years; (v) the audited financial statement and opinions for the most recent three (3) plan years; (vi) if the Plan is intended to qualify under Code Sections 401(a), the most recent determination letter received from the IRS; and (vii) any and all communications with any governmental entity or agency including, without limitation, the IRS, Department of Labor and the Pension Benefit Guaranty Corporation ("PBGC").

            3.23.3 Each Plan (and each trust forming a part of such Plan) has been administered and operated in all respects in accordance with its terms and applicable law. Where designated on SCHEDULE 3.23, each Plan is "qualified" within the meaning of Section 401(a) of the Code and each related trust is exempt from tax under Section 501(a) of the Code.

            3.23.4 With respect to each Plan, no person: (i) has entered into any non-exempt "prohibited transaction," as such term is defined in ERISA and the Code; (ii) has breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (iii) has any liability for any failure to act or comply with the administration or investment of the assets of such Plan; (iv) has engaged in any transactions or otherwise acted with respect to such Plan in a manner which could subject Nu-Metrics or any fiduciary or plan administrator or other person dealing with such Plan, to liability under Sections 409 or 502 of ERISA or Sections 4972 or 4976 through 4980 of the Code.

            3.23.5      With respect to any Plan subject to Title IV of
ERISA: (i) No liability to PBGC has been, or to the best knowledge of Nu-Metrics is expected to be, incurred with respect to any such Plan, except for liabilities for PBGC premiums which may be expected to be incurred in the ordinary course of business; (ii) no such Plan has been terminated; (iii) no filing of a notice to terminate any such Plan has been made; (iv) PBGC has not instituted proceedings to terminate any such Plan; (v) no "reportable event," as defined in Section 4043(b) for ERISA, for which the obligation to report to the PBGC within 30 days has not been waived by the PBGC, has occurred with respect to any such Plan; (vi) there exists no condition or set of circumstances which presents a risk of termination or partial termination of any Plan and which could result in a liability on the part of Nu-Metrics to PBGC; and (vii) the present value of accrued benefits under each such Plan does not presently exceed the current value of the assets of such Plan allocable to such accrued benefits, and for this purpose the terms "current value" and "accrued benefit" have the meanings specified in Sections 3(26) and 3(23), respectively, of ERISA and "present value" shall be determined using the actuarial assumptions which would be used by the enrolled actuary for each such Plan in connection with determining whether such Plan satisfies the requirements of Section 412 of the Code, determined without regard to Subsection (b)(5)(B) thereof.

            3.23.6 Full payment has been made of all amounts which Nu-Metrics was required under the terms of any of the Plans to have paid as contributions to such Plans on or prior to the Closing Date, and no "accumulated funding deficiency" (as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code), whether or not waived, exists with respect to any such Plan. No assets of Nu-Metrics are subject to any lien under ERISA Section 302(f) or Code Section 412(n). Except as set forth on SCHEDULE 3.23, with respect to each Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Nu-Metrics.

            3.23.7 Other than for claims in the ordinary course of business for benefits under the Plans, there are no actions, suits, claims or proceedings, pending or threatened, nor to the best knowledge of Nu-Metrics does there exist any basis therefor, which may result in any liability with respect to any Plan to Nu-Metrics or any Plan or trust thereof.

            3.23.8 Except for continuation coverage under Sections 601 ET SEQ. of ERISA, no former employee of Nu-Metrics or any affiliate thereof, nor any dependent of any such former employee, is entitled to any medical, dental benefits or other welfare benefits under any Plan.

            3.23.9 No Plan is described in Code Section 413(c) or ERISA Sections 4063, 4064 or 4066. No Plan which is a "welfare plan" as defined in
Section 3(1) of ERISA is a "multiple employer welfare arrangement" as defined in ERISA Section 3(40).

            3.23.10 Each Plan which is a "pension plan" as defined in ERISA Section 3(2) and which is not qualified under Code Section 401(a) is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to ERISA Sections 201(2), 301(a)(3) and 401(a)(1). No assets of Nu-Metrics are allocated to or held in a "rabbi trust" or similar funding vehicle.

            3.23.11 Except as disclosed on SCHEDULE 3.23, the consummation of the transactions contemplated by this Agreement will not:
(i) entitle any current or former employee of Nu-Metrics to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee, (ii) constitute or involve a prohibited transaction; or (iv) constitute or involve a breach of fiduciary responsibility within the meaning of ERISA Section 502(1) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

      3.24 LICENSES AND PERMITS. Nu-Metrics has all governmental licenses and permits and other governmental authorizations and approvals required for the conduct of its business as presently conducted ("Permits"). SCHEDULE
3.24 hereto includes a list of all Permits.

      3.25 RELATIONS WITH SUPPLIERS AND CUSTOMERS. Neither Nu-Metrics nor the Shareholders is required to provide any bonding or other financial security arrangements in connection with any transaction with any customer or supplier. Neither Nu-Metrics nor the Shareholders has received any notice that any customer or supplier of Nu-Metrics will cease to do business with Nu-Metrics or refuse to do business with Quixote after the consummation of the transactions contemplated hereby.

      3.26 INTERESTS IN COMPETITORS, SUPPLIERS AND CUSTOMERS. Neither the Shareholders nor any officer or director of Nu-Metrics nor any entity controlled by or under common control with Nu-Metrics have any ownership interest in any competitor, supplier or customer of Nu-Metrics or any property used in the operation of their businesses.

      3.27 EMPLOYMENT MATTERS. SCHEDULE 3.27 hereto is a list of all oral and written employment or consulting contracts or other agreements or arrangements providing for remuneration to which Nu-Metrics is a party or by which it is bound, and all these contracts and arrangements are in full force and effect. There are no oral contracts or arrangements of the type described in the preceding sentence which, individually or in the aggregate, exceed $20,000.00 in value. There have been no claims of defaults and there are no facts or conditions which if continued, or with the giving of notice, will result in a default under these contracts or arrangements.

      3.28 DISCRIMINATION: OCCUPATIONAL SAFETY; LABOR. No person or party (including, but not limited to, governmental agencies of any kind) has any claim, or basis for any action or proceeding, against Nu-Metrics arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including, but without limiting the foregoing, The Fair Labor Standards Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. 1981 or the Age Discrimination in Employment Act of 1967, as amended), which, if upheld, would have an adverse effect on the assets, properties, businesses or conditions, financial or otherwise, of Nu-Metrics. There is no pending or threatened federal or state equal employment opportunity enforcement action or labor dispute, strike, or work stoppage affecting any business of Nu-Metrics. Nu-Metrics has no collective bargaining or similar agreements, nor does it have any obligation to bargain with any labor organization as the representative of their employees, and there is neither pending, or to Nu-Metrics' knowledge threatened, any labor dispute, strike or work stoppage which affects or which may affect Nu-Metrics' business or which may interfere with the continued operations of Nu-Metrics. No present or former employee of Nu-Metrics has any claim against it for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding bonuses and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, except as set forth on SCHEDULE 3.28, or (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

      3.29 RELATED TRANSACTIONS. Nu-Metrics has not made or entered into any loan, contract, lease, commitment, arrangement or understanding with any of its officers, directors, employees, shareholders or any entity controlled by or under common control with Nu-Metrics, except normal compensation arrangements with officers, all of which are reasonable in amount and terminable by Nu-Metrics on 30 days' notice.

      3.30 BROKERS AND FINDERS. Neither Nu-Metrics, nor the Shareholders (nor any of their respective officers, directors, employees, affiliates, associates, or family members), have employed any broker, finder or investment banker, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

      3.31 QUESTIONABLE PAYMENTS. Neither Nu-Metrics nor the Shareholders, nor any director, officer, agent, employee or other person associated with or acting on behalf of Nu-Metrics have directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to government officials or employees or to political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (d) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (e) intentionally made any false or fictitious entry on the books or records of Nu-Metrics; (f) made any bribe, payoff, influence payment, kickback or other unlawful payment; or (g) made any bribe or other payment of a similar or comparable nature to any person or entity, private or public, regardless of form, to obtain favorable treatment in securing business or to obtain special concessions or treatment. Except for those listed on SCHEDULE 3.31, Nu-Metrics has no foreign assets.

      3.32 BOOKS AND RECORDS. The books and records of Nu-Metrics have been maintained in accordance with commercially reasonable business and bookkeeping practices and accurately reflect in all respects the business, assets, properties, rights, obligations, liabilities and operations of Nu-Metrics.

      3.33 BANK ACCOUNTS; SAFE DEPOSIT BOXES. SCHEDULE 3.33 hereto sets forth the names and locations of all banks in which Nu-Metrics has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

      3.34 FULL DISCLOSURE. Nu-Metrics and the Shareholders have disclosed in writing in, or pursuant to, this Agreement all facts material to the business, operations, assets or condition (financial or otherwise) of Nu-Metrics. No representation or warranty to Quixote contained in this Agreement, and no statement contained in the disclosure, schedules to this Agreement, any certificate, list or other writing furnished to Quixote pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

      3.35 EFFECT OF CERTIFICATES. All representations and warranties made in certificates of Nu-Metrics and the officers of Nu-Metrics and/or the Shareholders delivered hereunder shall be deemed to be additional representations and warranties of Nu-Metrics and the Shareholders, respectively.

      3.36 SOURCE CODE. Except as set forth in SCHEDULE 3.36, Nu-Metrics owns all rights, title and interest in and to the source codes for all of its software products and has not distributed any copies of such source codes to any third parties, and Nu-Metrics has not agreed to pay to any individual or entity any royalty, commission or other amount on account of sales of their software products.

      3.37 LICENSES AND ROYALTIES. Except as set forth on SCHEDULE 3.37 hereto, Nu-Metrics is not a licensee under any license, including, without limitation, licenses with respect to source codes used or to be used in Nu-Metrics' software products, and has no obligation to pay royalties to any third party in connection therewith. Nu-Metrics has not granted to any individual or entity any rights or security interests with respect to the source codes for Nu-Metrics' software products.

      3.38 ADEQUACY OF DOCUMENTATION. Except as set forth in SCHEDULE 3.38, the technical documentation includes the annotated source code, system documentation, statements or principles of operation, and schematics for all of the software products currently maintained or licensed Nu-Metrics, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer familiar with the relevant compilers, tools and platform (the "Technical Documentation").

      3.39 THIRD-PARTY COMPONENTS IN SOFTWARE PROGRAMS. Nu-Metrics has validly and effectively obtained the right and license to use, copy, modify and distribute any third-party programming and materials contained in Nu-Metrics' software products and the Technical Documentation pursuant to licenses from third parties as set forth in SCHEDULE 3.39.

      Except as otherwise provided in SCHEDULE 3.39, Nu-Metrics' software products and the Technical Documentation contains no other programming or materials in which any third party may claim superior, joint or common ownership, including any right or license, and, do not contain derivative works of any programming or materials not owned in their entirety by Nu-Metrics.

      3.40 THIRD-PARTY INTERESTS OR MARKETING RIGHTS IN SOFTWARE PROGRAMS. All of Nu-Metrics' standard form customer contracts constitute only end-user agreements, each of which grants the end-user thereunder solely the non-exclusive right and license to use an identified software product of Nu-Metrics and related user documentation, for internal purposes only. There are no contracts, agreements, licenses or other commitments or arrangements in effect with respect to the development, marketing, distribution, licensing, or promotion of Nu-Metrics' software products or any other inventory, the Technical Documentation, or Nu-Metrics' Intellectual Assets with any independent salesperson, distributor, sublicensor, or other remarketer or sales organization, except for Contracts identified in SCHEDULES 3.14 and 3.36 and 3.39.

      3.41 NO VIRUS WARRANTIES. The software products, as delivered to Quixote, shall be free of any computer instructions (including, but not limited to, computer instructions commonly referred to as Trojan Horses, anomalies, worms, self-destruct mechanisms, or time/logic bombs) which are intended to interfere with or frustrate the use of the software products, any portion thereof, or other software or computer hardware, whether or not currently in effect with respect to any copy of Nu-Metrics' software products.

      3.42 SOFTWARE: PHYSICAL MEDIA. Nu-Metrics' software products, other than that currently under development, will operate in accordance with the Technical Documentation. The software products and any licenses or other rights connected therewith, express or implied, will not infringe any other person's or entity's intellectual property rights. Each copy of the software product is free from physical defects in the media that tangibly embodies the copy.

      3.43 YEAR 2000 COMPLIANCE. Nu-Metrics' business, operations and products, including, without limitation, its Information Technology (as hereinafter defined) are Year 2000 Compliant (as hereinafter defined). Nu-Metrics has made appropriate inquiry of its material suppliers, distributors and vendors as to whether such parties are Year 2000 Compliant and, to the best of Nu-Metrics' knowledge, such parties are Year 2000 Compliant. "Year 2000 Compliant" means that Information Technology is designed to be used prior to, during and after the calendar Year 2000 A.D., and Information Technology used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap-year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data. "Information Technology" means computer software, computer firmware, computer hardware (whether general or specific purpose), and other similar or related items of automated, computerized, or software system(s) that comprise any portion of its products or are used or relied on by Nu-Metrics in the conduct of its business.

      3.44 MATERIAL MISSTATEMENTS OR OMISSIONS. No representation or warranty by either Nu-Metrics or the Shareholders in this Agreement nor any documents, exhibits, certificates or schedules furnished to Quixote pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. The copies of all documents furnished to Quixote hereunder are true and complete copies of the originals thereof in all material respects.

                                      ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF QUIXOTE

      Quixote represents and warrants to Nu-Metrics and the Shareholders as follows:

      4.1 ORGANIZATION AND QUALIFICATION. Quixote is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

      4.2 AUTHORITY. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Quixote, and no other corporate proceedings on the part of Quixote are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Quixote and constitutes legal, valid and binding agreements of Quixote.

      4.3 CONSENTS AND APPROVALS. Except as set forth on SCHEDULE 4.3, there is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained or given in order for Quixote to consummate the transactions contemplated hereby and fully perform its obligations hereunder.

      4.4 ABSENCE OF CONFLICTS. The execution, delivery and performance by Quixote of this Agreement (including, without limitation, the offering, issuance and sale of the Acquisition Stock) and the consummation by Quixote of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which Quixote is or was subject, (ii) violate any order, judgment or decree which is or was applicable to Quixote or (iii) conflict with, or result in a breach or default under, any term or condition of the Certificates of Incorporation or By-Laws of Quixote or any agreement or other instrument to which it is a party or by it is bound.

      4.5 LITIGATION AND ADMINISTRATIVE PROCEEDINGS. There is no claim, action, suit, proceeding or investigation in any court or before any governmental or regulatory authority pending or, to the best knowledge of Quixote, threatened against or affecting Quixote which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby.

      4.6 BROKERS AND FINDERS. Quixote has not employed any broker, finder or investment banker, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement.

      4.7 CONDUCT OF BUSINESS. Quixote presently intends to conduct business it acquires from Nu-Metrics in Uniontown, Pennsylvania.

                                     ARTICLE V

                     COVENANTS RELATING TO CONDUCT OF BUSINESS

      5.1   CONDUCT OF BUSINESS.

            (a) CONDUCT OF BUSINESS BY NU-METRICS. During the period from the date of this Agreement to the Closing Date, Nu-Metrics shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees, preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing Date. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, Nu-Metrics shall not:

            (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (other than the distribution of Retained Assets set forth in Section 1.4 hereof), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of Nu-Metrics or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

            (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants, or options to acquire, any such shares, voting securities or convertible securities;

            (iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents;

            (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that individual or in the aggregate are material to Nu-Metrics, except purchases of inventory in the ordinary course of business consistent with past practice;

            (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets;

            (vi) (x) incur any indebtedness, except for short term borrowings incurred in the ordinary course of business consistent with past practice,
      (y) make any loans, advances or capital contributions to, or investments in, any other person;

            (vii) make or agree to make any equipment leases or any new capital expenditure or capital expenditures which are individually in excess of $2,000.00 or in the aggregate are in excess of $5,000.00;

            (viii) make any tax election that could reasonably be expected to have a material adverse effect or settle or compromise any income tax liability;

            (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unassorted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Financial Statements or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

            (x) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which Nu-Metrics is a party or waive, release or assign any material rights or claims thereunder;

            (xi) take any action that would prevent Quixote from making an election under Section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) with respect to the acquisition of Nu-Metrics by Quixote;

            (xii) take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of Nu-Metrics or to increase the benefits payable under its severance or termination pay practices in effect on the date hereof;

            (xiii) adopt or amend, in any material respect, except as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees; or

            (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

            (b) NEGOTIATIONS WITH OTHERS. Neither the Shareholders nor Nu-Metrics shall, directly or indirectly, through any officer, director, employee, representative or agent thereof, solicit or encourage (including by way of furnishing nonpublic information) or take other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) from any person, or engage in any discussions or negotiations relating thereto or in furtherance thereof or accept any acquisition proposal. For the purposes of this Agreement, "Acquisition Proposal" means inquiries or proposals regarding (i) any merger, consolidation, sale of substantial assets or similar transactions involving Nu-Metrics, (ii) sale of 10% or more of the outstanding shares of capital stock of Nu-Metrics or similar transactions involving Nu-Metrics, or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Nu-Metrics and the Shareholders shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.

            (c) NOTIFICATION OF CERTAIN MATTERS. Nu-Metrics and the Shareholders shall give prompt notice to Quixote, and Quixote shall give prompt notice to Nu-Metrics and the Shareholders of: (i) the occurrence or failure to occur, of any event which such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date and (ii) any failure of Nu-Metrics and any of the Shareholders on the one hand or Quixote on the other hand, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

                                      ARTICLE VI

                     COVENANTS OF NU-METRICS AND THE SHAREHOLDERS

      Nu-Metrics and each of the Shareholders, jointly and severally, covenant as follows:

      6.1 CONSENTS AND APPROVALS. Nu-Metrics and the Shareholders agree to use all reasonable efforts to make all registrations, filings and applications, and give all notices and obtain all governmental and other consents, approvals, orders, qualifications and waivers necessary for the consummation of the transactions contemplated by, or the performance by Nu-Metrics and the Shareholders of any of their obligations under, this Agreement, or which may become reasonably necessary or desirable in connection with any of the foregoing, in each case upon terms and conditions reasonably satisfactory to Quixote and its counsel.

      6.2 CLOSING RETURNS. Quixote will cooperate with the Shareholders to file, or cause to be prepared and filed, on a timely basis all Returns of Nu-Metrics due after the Closing Date and attributable to periods ending on or before the Closing Date (the "Pre-

Closing Periods"), including without limitation, federal and state income tax returns for the short period ending on the Closing Date (the "Closing Returns"), which Closing Returns shall include any income or gains attributable to the Section 338(h)(10) election and the distribution of the Retained Assets. Quixote shall direct the preparation and filing of the Closing Returns; PROVIDED, HOWEVER, that the Shareholders shall be responsible for paying any Taxes shown on such Closing Returns or otherwise attributable to the Pre-Closing Periods. The Closing Returns shall be prepared by SLCC subject to the review and approval of PWC.

      6.3   ACCESS TO INFORMATION.

            (a) Nu-Metrics and the Shareholders shall allow Quixote to have complete access at all reasonable times to its officers, employees, agents, properties, books and records, and shall furnish Quixote all financial, operating and other data and information as Quixote, through its officers, employees or agents, may reasonably request.

            (b) No investigation pursuant to this Section 6.3 shall affect, add to or subtract from any representations or warranties or the conditions to the obligations of the parties hereto to effect the Acquisition.

      6.4 NON-COMPETITION AND RIGHT OF FIRST REFUSAL. For the purposes of this Section 6.4, the business of Quixote or Nu-Metrics or any of their respective affiliates shall include: marking, sensors, detection and measuring devices, crash barriers, safety and warning devices, access and access-blocking devices, energy absorption, anti-icing, de-icing, directional devices, signage, glare screening, telemetric control, or radio or other information transmission systems for the highway, parking lot, airport, railroad and motor sports industries (collectively, the "Business")

            (a) Sampey hereby covenants and agrees that, for a period of five (5) years from the Closing Date (the "Non-Compete Period"), he shall not directly or indirectly (i) license, assign, transfer, convey, sell or grant any rights whatsoever in any technology or intellectual property of any kind (including, without limitation, patents, trademarks, service marks, trademark registrations, service mark registrations, logos, trade names, assumed names, copyrights and copyright registrations and all applications therefor) in any way related to, or engage in, any business competitive with the Business of Quixote or Nu-Metrics, or any of their respective affiliates, (ii) solicit or otherwise engage with any customers or clients of Quixote or Nu-Metrics in any transactions which are in competition with the Business of Quixote or Nu-Metrics, (iii) assist any person in the development, maintenance, manufacture, sale, licensing, distribution or marketing of products or technology in competition with the Business of Quixote, Nu-Metrics or any of their respective affiliates, (iv) act as a consultant to or advisor for any entity, other than Quixote, engaged in whole or in part in a business in competition with the Business of Quixote or Nu-Metrics or any of their respective affiliates, or (v) solicit for himself or herself or on behalf of a competing organization the employment of any employee of Quixote or Nu-Metrics, in each case in the United States of America, Canada, Australia, New Zealand, Western Europe and Japan, and in each case excluding passive investment interests of less than two percent (2%) in corporations whose stock is registered under the Securities Exchange Act of 1934, as amended.

            During the Non-Compete Period, Quixote and Sampey shall negotiate in good faith on licensing terms for any such technology and intellectual property (including, without limitation, patents, trademarks, service marks, trademark registrations, service mark registrations, logos, trade names, assumed names, copyrights and copyright registrations and all applications therefor) developed, in whole or in part by Sampey, relating to the Business of Quixote or Nu-Metrics or any of their respective affiliates (collectively, "Sampey Inventions"); and if such negotiations result in a mutually acceptable agreement, Sampey shall assign to Quixote all rights relating to such Sampey Inventions. Notwithstanding any failure of Quixote and Sampey to agree on assignment or licensing terms for such Sampey Inventions, Sampey's obligations and covenants in this Section 6.4(a) shall remain in full force and effect.

            In consideration of the non-compete covenant stated in this
Section 6.4, on January 5, 1999, Quixote shall deliver to Sampey $100,000 in immediately available funds by wire transfer to such bank account as Sampey shall specify.

            (b) After the Non-Compete Period, Quixote shall have a right of first refusal to obtain licenses with respect to all Sampey Inventions (the "Right of First Refusal"). If, after the Non-Compete Period, Sampey receives a legitimate offer from a third party to obtain licenses with respect to Sampey Inventions, Sampey shall require such offer, containing all material terms thereof, to be submitted to Sampey in writing (such written offer is hereinafter referred to as an "Offer"). Upon receipt of an Offer, Sampey shall notify Quixote thereof, and provide Quixote a complete and fully legible copy of the Offer accompanied by Sampey's irrevocable statement that he is prepared to accept said Offer (collectively, the "Offer Notice"), and Quixote shall have sixty (60) days thereafter within which to notify Sampey whether it elects to exercise its Right of First Refusal with respect to such Sampey Invention (the "Quixote Notice"). If Quixote notifies Sampey that it does not wish to exercise its Right of First Refusal with respect to such Sampey Invention, or if Quixote fails to exercise its Right of First Refusal then Sampey may proceed to consummate the transaction contemplated by the Offer, provided that such transaction may only be consummated upon the exact terms of the Offer to the party identified therein, without substitutions of terms, conditions or payment methods. If such transaction is not consummated in such manner, then prior to the closing thereof, Sampey shall notify Quixote, and the procedures set forth above shall again apply. If Quixote elects to exercise its Right of First Refusal, Quixote and Sampey shall consummate the transaction upon the same terms as are contained in the Offer, provided however that the date of closing of such transaction shall be the later of the date of closing set forth in the Offer or thirty (30) days after the date of the Quixote Notice. Notwithstanding the foregoing, the Right of First Refusal will not prevent Sampey from developing and marketing a Sampey Invention himself or through an entity directly controlled by Sampey so long as no license to an unrelated entity is involved.

            (c) In the event that the provisions of this Section 6.4 should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, then such provisions shall be and are hereby reformed to the maximum scope, time or geographic limitations permitted by such applicable law.

      6.5 338(h)(10) ELECTION. The Shareholders agree to cooperate with Quixote in making an election under Section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) with respect to the acquisition of Nu-Metrics by Quixote. In particular, and not by way of limitation, in order to effect such election, the Shareholders will, jointly with Quixote, execute all necessary copies of Internal Revenue Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury Regulations within the time period prescribed for filing such form by law.

      6.6 CONSULTING. After Closing, Sampey shall remain as a consultant to Quixote for a period of one year to insure an orderly transition. During such period, Sampey shall, upon Quixote's request, devote up to (25%) of his time to consulting activities and be paid on a per diem basis, based on his current direct compensation, prorated for the consulting period. The actual dates and times during which Sampey devotes his efforts to consulting activities shall be in Sampey's reasonable discretion.

      6.7 FURTHER ASSURANCES. The Shareholders shall from time to time, at the request of Quixote and at Quixote's sole cost and expense, execute and deliver such other documents and take such other actions as shall be reasonably necessary or appropriate to consummate fully the transactions contemplated hereby; PROVIDED, HOWEVER, in all events, each party will pay its own attorney fees in connection therewith.

                                     ARTICLE VII

                                 COVENANTS OF QUIXOTE

      Quixote covenants as follows:

      7.1 RETENTION OF RECORDS. After the Closing Date, Quixote will retain all of Nu-Metrics' books and records in accordance with Quixote's policies for retention of its own books and records, and upon reasonable notice and during Quixote's regular business hours and at reasonable intervals, will provide the Shareholders, and their respective agents and representatives designated in writing, access to such books and records, concerning periods prior to the Closing Date.

      7.2 TERMINATION AGREEMENTS. From the Closing Date through and including December 31, 1999, Quixote shall use best efforts to continue to employ or maintain contractual arrangements with key Nu-Metrics personnel in positions comparable to their current responsibilities and compensation; PROVIDED, HOWEVER, that Quixote may modify the positions of any such key personnel (including, without limitation, their responsibilities and compensation) with their consent and may terminate any such key personnel with payment (a) as specified in such individual's employment contract, or (b) of an amount equal to the base salary which such employee would have received pursuant to such employment contract from the date of such termination to December 31, 1999. Subsequent to December 31, 1999, Quixote may terminate all existing employment contracts or other agreements with key personnel, if such termination is consistent with the terms of such employment contracts or other agreements, and place such personnel under the same conditions of employment as other comparable Quixote employees.

      7.3 FURTHER ASSURANCES. Quixote shall from time to time execute and deliver such other documents and take such other actions as shall be reasonably necessary or appropriate to consummate fully the transactions contemplated hereby.

                                     ARTICLE VIII

                                   MUTUAL COVENANTS

      Each of the parties hereto covenants as follows:

      8.1 CONFIDENTIALITY. Except as otherwise required by law or judicial or administrative proceedings, including proceedings between the parties with respect to the transactions contemplated hereby, and then only to the extent specifically required by such proceedings, and except for public announcements on the advice of counsel, each of the parties agrees not to (i) disclose any Confidential Information (defined hereinbelow) of any other party, or the terms of this Agreement, to any individual or entity (other than its directors, officers, employees, agents and representatives with a need to know such Confidential Information in order to consummate the transactions contemplated hereby and then only if reasonable steps are taken with such parties to preserve the confidentiality thereof) or (ii) use any Confidential Information for any purpose other than, with respect to Quixote, operating the acquired business. "Confidential Information" shall mean any secret or confidential information of the business of designing and developing electronic instruments for the highway transportation industry, Nu-Metrics or Quixote, including, but not limited to, customer information, financial information, technical information, details or information concerning contracts, trade secrets, marketing information or any other data, information or proprietary information of or relating to the such business, Nu-Metrics, Quixote or any affiliate thereof, or their respective products or services. No obligations shall exist under this Agreement with respect to Confidential Information that (i) is publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of Nu-Metrics, the Shareholders, or Quixote, (ii) is disclosed by a third party which does not have a confidential relationship with either Nu-Metrics, the Shareholders, or Quixote, and which was rightfully acquired by third party, or (iii) is legally compelled to be disclosed pursuant to a subpoena, summons, order or other judicial or governmental process, provided that the parties hereto provide prompt notice of any such subpoena, summons, order or other judicial or governmental process to such other parties of the Confidential
Information, so as to allow the parties an opportunity to oppose such process.

      8.2 CONSISTENT TAX REPORTING. The parties agree for tax purposes to report the transactions contemplated by this Agreement, and to treat any subsequent related transactions or items, in a manner consistent in all respects with the terms and provisions of this Agreement. Each party shall cooperate with the other parties as appropriate for all relevant tax purposes relating to the transactions contemplated by this Agreement.

      8.3 COOPERATION. The parties agree to cooperate for all other reasonable purposes after the Closing, including with respect to any audit by any taxing authority of any of the income tax or other tax returns of Nu-Metrics.

                                   ARTICLE IX

                       CONDITIONS TO OBLIGATIONS OF NU-METRICS
                                AND THE SHAREHOLDERS

      The obligations of Nu-Metrics and the Shareholders to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions:

      9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Quixote shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

      9.2 PERFORMANCE. Quixote shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by them on or before the Closing Date.

      9.3 FILINGS; CONSENTS: WAITING PERIODS. All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions listed on SCHEDULE 4.3 hereto or otherwise required of any persons or governmental authorities or private agencies in connection with the consummation of the transactions contemplated by and the performance by Quixote of its obligations under this Agreement shall have been made or obtained and all applicable waiting periods shall have expired or been terminated.

      9.4 NO INJUNCTION. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental body in effect which restricts or prohibits the consummation of the transactions contemplated by this Agreement.

                                      ARTICLE X

                         CONDITIONS TO OBLIGATIONS OF QUIXOTE

      The obligation of Quixote to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions:

      10.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Nu-Metrics and the Shareholders shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

      10.2 PERFORMANCE. Nu-Metrics and the Shareholders shall have performed all covenants and agreements required by this Agreement to be performed by them on or before the Closing Date.

      10.3 FILINGS: CONSENTS; WAITING PERIODS. All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions of any kind listed on SCHEDULE 3.5 hereto, including, without limitation, approval of Quixote's board of directors to the transactions contemplated by this Agreement, or otherwise required of any persons or governmental authorities or private agencies in connection with the consummation of the transactions contemplated by, and the performance by Nu-Metrics and the Shareholders of their respective obligations under this Agreement shall have been made or obtained and all applicable waiting periods shall have expired or been terminated, in each case upon terms and conditions reasonably satisfactory to Quixote.

      10.4 NO LITIGATION. No action, suit or proceeding shall have been instituted by any person or entity, or threatened by any governmental agency or body, before a court or governmental body, to restrain or prevent the consummation of the transactions contemplated by, or the performance by Nu-Metrics or the Shareholders of their respective obligations under, this Agreement or which seeks other relief with respect to any of such transactions or which could reasonably be expected to have a materially adverse effect on the businesses, results of operations, assets, financial condition or prospects of Nu-Metrics. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

      10.5 LEGAL OPINION. Quixote shall have received the written opinion, dated the Closing Date, of Leskinen & Cook, substantially in the form attached hereto as EXHIBIT B.

      10.6 DUE DILIGENCE INVESTIGATION. Quixote shall have completed a due diligence investigation of Nu-Metrics, the results of which shall have been satisfactory to Quixote in its sole discretion.

      10.7 SHAREHOLDER APPROVAL. This Agreement and the Acquisition shall have been approved and adopted by the consent of the Shareholders in accordance with applicable law and the Articles of Incorporation and By-laws of Nu-Metrics.

      10.8 DELIVERY. At the Closing, the documents referenced in ARTICLE XI shall be delivered to Quixote.

      10.9 338(h)(10) ELECTION. The acquisition of Nu-Metrics by Quixote shall qualify for election under Section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law).

      10.10 ACCOUNTANT'S CONSENT. Nu-Metrics shall cause SLCC to consent to the release of Nu-Metrics' audited financials for the year ended December 31, 1997 in Quixote's Form 8-K Current Report to be filed with the SEC in connection with the transactions contemplated hereby.

                                      ARTICLE XI

                                  CLOSING DELIVERIES

      The following deliveries shall be made at the Closing:

      11.1 STOCK. The Shareholders shall duly execute and deliver stock certificates to Quixote representing all of the Shares with any required stock transfer stamps affixed, duly endorsed for transfer or with stock powers duly executed in blank attached, in good form for delivery.

      11.2 BOOKS AND RECORDS. Nu-Metrics shall have caused to be delivered to Quixote all of Nu-Metrics' books and records, including without limitation the stock transfer and minute books and financial records.

      11.3 LEGAL OPINION. Nu-Metrics shall cause to be delivered to Quixote the written legal opinion of Leskinen & Cook to Nu-Metrics, in substantially the form attached hereto as EXHIBIT B.

      11.4 CONSENTS. Nu-Metrics shall deliver to Quixote all consents and approvals required in connection with the performance by Nu-Metrics of its obligations under this Agreement and the consummation by Nu-Metrics of the transactions contemplated hereby and thereby.

      11.5 CLOSING CERTIFICATES AND RELEASES. Nu-Metrics shall deliver, or cause to be delivered, to Quixote such closing certificates and documents as Quixote and its counsel shall reasonably request.

      11.6 CHARTER: GOOD STANDING CERTIFICATES. Nu-Metrics shall cause to be delivered to Quixote Nu-Metrics' Articles of Incorporation, as amended to the Closing Date, certified by the Secretary of State of the State of Pennsylvania, and good standing and tax certificates from such office, as well as from each other jurisdiction in which Nu-Metrics is required to be qualified.

      11.7 RESIGNATIONS OF NU-METRICS' OFFICERS AND DIRECTORS. Nu-Metrics shall have caused to be delivered to Quixote resignations, operative as of the Closing Date, of all the officers and directors of Nu-Metrics.

      11.8 PERFORMANCE. The parties hereto shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by them on or before the Closing Date.

      11.9 PURCHASE PRICE. Quixote shall deliver the Purchase Price as set forth in Section 1.3 hereof upon receipt of all of the closing deliveries and satisfaction of all of the closing conditions set forth herein and the execution and delivery by all of the parties hereto of this Agreement and the other documents, instruments and certificates contemplated hereby and thereby.

      11.10 BANK ACCOUNTS. Nu-Metrics shall deliver to Quixote evidence reasonably satisfactory to Quixote of the removal of all Nu-Metrics personnel and Shareholders as authorized signatories or agents from all bank accounts of Nu-Metrics.

      11.11 FURTHER ASSURANCES. Each party shall deliver, or cause to be delivered, all other documents required to be delivered at the Closing by the other party and shall take all other actions which the other parties may reasonably determine necessary or appropriate in order to consummate fully the transactions contemplated hereby.

                                     ARTICLE XII

                             SURVIVAL AND INDEMNIFICATION

      12.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES: COVENANTS. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the Closing Date for a period of five (5) years, regardless of any investigation made by or on behalf of any party, except for the representations and warranties contained in Section 3.3 and 3.4, which shall survive indefinitely, and the representations and warranties contained in Sections 3.12, 3.19, 3.20, 3.21 and 3.22, or a representation or warranty which shall prove to be untrue due to the fraud of Nu-Metrics or which in each case shall survive until the expiration of the applicable statute of limitations with respect to the subject matter thereof.
 All covenants contained herein shall survive until performed fully.

      12.2  INDEMNIFICATION.

            (a) Sampey agrees to indemnify and hold Quixote and their affiliates and the respective officers, directors, employees, agents and representatives of each of the foregoing (collectively, the "Representatives") harmless from and against any and all costs, expenses, losses, claims, damages, penalties, fines, liabilities and obligations whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and attorneys' fees and expenses) (individually, a "Loss," and collectively, "Losses") arising out of or relating to (i) any breach of any representation or warranty made by Nu-Metrics or the Shareholders and (A) set forth herein or in any related schedule or (B) set forth in any closing certificate or other document entered into or delivered by Nu-Metrics or the Shareholders in connection with this Agreement; (ii) any breach of any covenant, obligation or agreement of Nu-Metrics or the Shareholders contained in this Agreement, or set forth in any closing certificate or other document entered into or delivered in connection with this Agreement; (iii) any fraudulent representation or intentional misrepresentation on the part of Nu-Metrics or the Shareholders;
(iv) any Taxes asserted against Nu-Metrics or Quixote and arising out of or related to tax periods ending on or prior to the Closing Date; (v) the Shareholders' pro rata share of any Taxes asserted against Nu-Metrics for any period beginning before and ending after the Closing Date; (vi) any Tax under Code Section 1374 resulting from the transactions contemplated herein (including the distribution of the Retained Assets contemplated in Section
1.4 hereof (and the Section 338(h)(10) election) and (vii) obligations and liabilities relating to the Retained Assets and Aircraft Debt. For purposes of this Subparagraph 12.2(a), in the case of any taxable period beginning before and ending after the Closing Date, for purposes of determining the amount of liability for Taxes attributable to the portion of the taxable period ending on or before the Closing Date: (A) in the case of sales, use, payroll or excise Taxes or Taxes based upon or related to income, such portion of the taxable period shall be deemed to be a separate taxable year and Sampey's liability shall be determined by taking into account all items of income, gain, loss, deduction or credit on a basis consistent with that employed in preparing the federal income tax return of Nu-Metrics for the taxable year ending on the Closing Date and the relevant state or local tax return for prior years, and (B) in the case of other Taxes, Sampey's liability shall equal a pro-rata portion of the liability for taxes for the entire taxable period based on the ratio of the number of days from the beginning of such taxable period through the Closing Date to the total number of days included in such taxable period.

            (b) Except as otherwise specifically set forth herein, the indemnity provided in this Agreement shall not commence until the cumulative amount of all Losses shall exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate (the "Basket"); PROVIDED, HOWEVER, that if the Basket is reached, the indemnity provided for herein shall apply to all Losses, including, without limitation, the Basket. Notwithstanding the foregoing, the Basket shall not apply to the indemnities provided in this Agreement for breach of any non-competition or confidentiality obligation contained herein or in any other closing document, any failure of title to the Shares, or any fraud, willful misconduct, gross negligence or criminal action on the part of the Shareholders or Nu-Metrics, and shall not apply to any liability under Section 12.7, Subparagraph 12.2(a)(iv), Subparagraph 12.2(a)(v) or Subparagraph 12.2(a)(vi) hereof, and notwithstanding anything contained or implied in this Agreement, the indemnity obligations set forth herein above this sentence shall survive the Closing without limitation except as provided by the applicable statue of limitations (including any extension of said statue of limitations).

      12.3 INDEMNIFICATION BY QUIXOTE. Quixote agrees to indemnify and hold the Shareholders and Nu-Metrics and its affiliates and the respective officers, directors, employees, agents and representatives of each of the foregoing harmless from and against any and all Losses relating to (i) any breach of any representation or warranty of Quixote set forth herein or in any related schedule, or set forth in any closing certificate or other document entered into or delivered by Quixote in connection with this Agreement; (ii) any breach of any covenant, obligation or agreement of Quixote contained in this Agreement or in any other closing document; and
(iii) any fraudulent representation or intentional misrepresentation on the part of Quixote, unless the claim or cause of action with respect thereto arises out of or is related to actions or omissions of Nu-Metrics or the Shareholders prior to the Closing Date.

      12.4  INDEMNIFICATION PROCEDURE.  (a) An indemnified party under this
ARTICLE XII shall give prompt written notice to the indemnifying party (when and to the extent that the indemnified party has actual knowledge thereof) of any condition, event or occurrence or the commencement of any action, suit or proceeding for which indemnification may be sought (each an "Indemnification Event"), and through counsel reasonably satisfactory to the indemnified party, shall assume the defense thereof or other indemnification obligation with respect thereto; PROVIDED, HOWEVER, that any indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice but at its own expense; and PROVIDED, FURTHER, that any indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice at the expense of the indemnifying party, if, under applicable canons of ethics, joint representation of the indemnifying party and the indemnified party presents a conflict of interest.

      In any event, if the indemnifying party fails to assume the defense within a reasonable time, the indemnified party may assume such defense or other indemnification obligation and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for hereunder. No action, suit or proceeding for which indemnification may be sought shall be compromised or settled in any manner which might adversely affect the interests of the indemnifying party without the prior written consent of the indemnifying party (which shall not be unreasonably withheld); PROVIDED, HOWEVER, that the indemnified party may settle any claim or cause of action without the indemnifying party's consent, but in such case the indemnifying party shall not be required to reimburse the indemnified party for its Losses except and to the extent that a court of competent jurisdiction finally determines on appeal that the indemnifying party must indemnify the indemnified party therefor. Notwithstanding anything in this Section 12.4 to the contrary, the indemnifying party shall not, without the prior written consent of the indemnified party, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such action, suit or proceeding or (ii) settle or compromise any action, suit or proceeding in any manner that may materially and adversely affect the indemnified party other than as a result of money damages or other money payments. The indemnifying party shall pay all expenses, including attorneys' fees, that may be incurred by any indemnified party in enforcing the indemnity provided for hereunder.

            (b) In the case of any proposed or actual assessment of tax liabilities for which Quixote is entitled to indemnification from Sampey as provided in Section 12.2(a), Quixote shall give written notice to Sampey as provided in subparagraph (a) hereof and shall contest such proposed or actual assessment through the administrative review or appeal procedures available under the relevant tax laws and regulations, PROVIDED, HOWEVER, that Quixote shall not be required to contest such proposed or actual assessment unless Sampey shall first provide an opinion of counsel, reasonably acceptable to Quixote, stating that Nu-Metrics had a reasonable basis for its position. Quixote shall keep Sampey fully informed as to the progress of such contest. If at any point prior to the termination of the administrative review process, Sampey notifies Quixote in writing that he is willing to accept a settlement proposed by the IRS or any other tax authority or agency with respect to such proposed or actual assessment of tax liabilities, Quixote will settle the proposed or actual tax assessment, and Quixote shall immediately be entitled to indemnification from Sampey. If Sampey never elects to request Quixote to settle and such administrative review process is unsuccessful at eliminating the proposed tax, Quixote shall be entitled to pay the tax (and any penalties and interest) and be entitled to indemnification from Sampey; provided, that if within ten (10) days of receipt from Quixote of notice that it is paying the tax, Sampey notifies Quixote of his desire to contest the proposed or assessed tax deficiency in the courts, the Sampey shall be entitled to do so provided that (a) if the proposed or actual tax deficiency is contested in tax court, Sampey shall pay from his own sources any amount of taxes, penalties and interest determined to be due and (b) if the proposed or actual tax deficiency is contested by suit for refund in any other court, funds shall be provided to Quixote by Sampey, Quixote shall pay the tax and if the outcome of the contest determines that the tax paid should be refunded, such refund shall be returned to Sampey. Any contest (whether during the administrative review process or otherwise) shall be conducted at the sole cost and expense of Sampey.

      12.5 OFFSET AGAINST UNPAID AMOUNTS. Without limiting such other rights as Quixote may have and subject to the survival period of the representation and warranties contained in Section 12.1, if, prior to the time that any payment of the Purchase Price, or any payments under any consulting arrangement between Quixote and Sampey is to be delivered, and after the Basket has been reached, Quixote has learned of a breach of any representation, warranty, covenant or agreement of the Shareholders or Nu-Metrics contained in this Agreement, Quixote in its sole discretion may by written notice to Sampey deduct from the amount of such payment otherwise owed an amount equal to the aggregate of (a) the amount necessary to cure or make it whole for such breach or (b) the amount of losses, damages and expenses incurred or demonstrably in prospect of being incurred in connection with or caused by such breach.

      12.6 TREATMENT AS ADJUSTMENT OF PURCHASE PRICE. Any indemnity payment received by a party hereunder shall be treated as an adjustment of the Purchase Price. However, in the event that the Internal Revenue Service or any other taxing authority determines that such indemnity payment constitutes taxable gain or income to the indemnified party, the indemnifying party shall increase the amount otherwise required to be paid so that the indemnified party, receives, on an after-tax basis, an amount equal to the amount it would have received had the indemnity not resulted in taxable gain or income.

      12.7 LOANS. With respect to those loans listed on SCHEDULE 12.7 hereof (the "Loans"), Quixote shall use best efforts to cause the lenders thereof to release Sampey from any personal guaranty or surety agreement related thereto to which he is a party. In the event the lenders thereof refuse to so release Sampey, Quixote shall indemnify and hold Sampey harmless from and against any and all costs, expenses, losses, claims, damages, penalties, fines, liabilities and obligations arising from and after the Closing Date arising out of or related to any such guaranty or surety agreement which has been signed by Sampey for any of the Loans.

            (a) One or more of the Loans are subject to the restriction and condition that the subject Loan or Loans may be declared to be in default in the event that Nu-Metrics, inter alia: (i) merges or consolidates with another corporation, (ii) sells, transfers, conveys, or disposes of all or any part of its assets except in the ordinary course of business, (iii) effects a reorganization, recapitalization, or reclassification of its capital stock or equity securities, or (iv) permits a change in its ownership of its capital stock or equity securities from that which currently exists. Quixote hereby assumes the risk of any such default being declared by any lender; and, Quixote shall indemnify and hold Sampey and the Shareholders harmless from and against any and all costs, expenses, losses, claims, damages, penalties, fines, liabilities, and obligations whatsoever arising out of or relating to any such default. Notwithstanding the provisions of the preceding sentence, in all events, Sampey shall pay to the lenders thereof (and Sampey shall indemnify and hold Quixote harmless from and against) any and all prepayment penalties and other charges arising from any such default.

            (b) Except for any prepayment penalty and other charges as mentioned in the last sentence of the preceding paragraph, to the extent that Sampey is required to make any payment as the guarantor or surety for any of the Loans, Sampey shall be subrogated to the rights of the lender to enforce the collection thereof from Nu-Metrics including the rights which any such lender might have as a mortgagee and/or secured party.

                                     ARTICLE XIII

                          TERMINATION, AMENDMENT AND WAIVERS

      13.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the Shareholders:

            (a) by mutual consent of the Boards of Directors of the parties hereto;

            (b) by Nu-Metrics or Quixote if a material breach of any provision of this Agreement has been committed and such breach is not waived;

            (c) by Quixote, if the conditions set forth in Section X hereof shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Nu-Metrics on or before December 31, 1998; or

            (d) by Nu-Metrics, if the conditions set forth in Section IX hereof shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Quixote or before December 31, 1998; or

            (e) by Quixote or Nu-Metrics if the Acquisition shall not have been consummated on or before December 31, 1998 or such later date as the parties hereto agree in writing.

      13.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided above, this Agreement shall hereafter become void and there shall be no liability or further obligation on the part of Nu-Metrics, the Shareholders, Quixote or their respective officers or directors, except as set forth in Section 8.1 and Section 14.3 and except that nothing herein will relieve any party from liability for breach of this Agreement.

                                     ARTICLE XIV

                                    MISCELLANEOUS

      14.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented by written agreement of the parties.

      14.2 WAIVER OF COMPLIANCE. Any failure of Nu-Metrics or the Shareholders on the one hand, or Quixote, on the other, to comply with any obligation herein may be expressly waived hereunder, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver must be in writing and duly executed by the appropriate parties.

      14.3 EXPENSES. Whether or not the transactions contemplated by this Agreement shall be consummated, the parties hereto agree that all fees and expenses incurred by Nu-Metrics or the Shareholders, on the one hand, and Quixote on the other, in connection with this Agreement, and the transactions and other actions contemplated thereby or taken in connection therewith, shall be borne by Nu-Metrics and the Shareholders, and by Quixote, respectively, including, without limitation, all fees of counsel and accountants. Notwithstanding the foregoing, in no event shall the costs of the Shareholders be passed on to, or paid by Nu-Metrics.

      14.4 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or by facsimile transmission (receipt confirmed), one day after being sent by recognized overnight courier or delivery service, freight prepaid, or five days after being mailed, certified or registered mail, postage prepaid, return receipt requested:

      (a)   If to Nu-Metrics or the Shareholders to:

                  Nu-Metrics, Inc.
                  University Drive
                  Box 518
                  Uniontown, Pennsylvania  15401
                  Attention:  Mr. Harry R. Sampey, Ph.D
                  Facsimile No.:  412-438-8769

                  with a copy to:

                  Leskinen & Cook
                  55 East Church Street
                  Uniontown, Pennsylvania  15401
                  Attention:  Nicholas J. Cook, Esq.
                  Facsimile No.:  724-437-5760

or to such other person or address as Nu-Metrics or the Shareholders shall furnish to Quixote in writing by notice given in the manner set forth in (a) above.

            (b)   If to Quixote, to:

                  Quixote Corporation
                  One East Wacker Drive
                  Chicago, Illinois  60601
                  Attention: Joan Riley, Esq., General Counsel
                  Facsimile No.:  312-467-1356
                  with a copy to:

                  Ross & Hardies
                  150 North Michigan Avenue, Suite 2500
                  Chicago, Illinois  60601
                  Attention: Lawrence R. Samuels, Esq.
                  Facsimile No.:  312-750-8600

or to such other person or address as Quixote shall furnish to Nu-Metrics in writing by notice given in the manner set forth above.

      14.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except by operation of law and except that Quixote may assign its rights and obligations under this Agreement to any other entity wholly owned by Quixote. If such assignment shall be made by Quixote, the assignee shall be entitled to all of the rights and shall assume all of the obligations of Quixote hereunder, PROVIDED, that Quixote shall remain liable for and guarantee the performance of such entity's obligations under this Agreement.

      14.6 PUBLICITY. Neither Nu-Metrics, the Shareholders nor Quixote shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public, without the prior written consent of the other parties. This provision shall not apply, however, to any announcement or written statement required to be made by law, the regulations of any federal or state governmental agency or any stock exchange, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made.

      14.7 HEADINGS. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      14.8 SEVERABILITY. If any provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

      14.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania, without regard to its conflicts of law doctrine. The parties hereto expressly submit themselves to the non-exclusive jurisdictions of the State and Federal Courts of Pennsylvania for the resolution of any disputes which may arise under or with respect to compliance with this Agreement.

      14.10 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      14.11 THIRD PARTIES. Nothing herein shall be construed to confer upon or give to any party other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

      14.12 ARBITRATION. Any dispute as to any claims under this Agreement shall be settled by arbitration in Pittsburgh, Pennsylvania by three arbitrators, one of whom shall be appointed by Sampey, one by Quixote and the third of whom shall be appointed by the first two arbitrators. If either party fails to appoint an arbitrator within 30 days of a request in writing by the other party to do so or if the first two arbitrators cannot agree on the appointment of a third arbitrator within 20 days of their designation, then such arbitrator shall be appointed by the Chief Judge of the United States District Court for the Western District of Pennsylvania. Except as to the selection of arbitrators which shall be as set forth above, the arbitration shall be conducted promptly and expeditiously in accordance with the commercial arbitration rules of the American Arbitration Association so as to enable the arbitrators to render an award within 90 days of the commencement of the arbitration proceedings. Any award issued as a result of arbitration shall be final and binding on the parties, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; PROVIDED, HOWEVER, that any award issued as a result of arbitration shall be reviewable DE NOVO by a court of competent jurisdiction for errors of law. The costs of the arbitration and the arbitrator shall be allocated as provided in the results of the arbitration.

      14.13 REVIEW OF ACCOUNTING MATTERS. If PWC and SLCC cannot agree on any matter which requires approval under the provisions of Section 1.6, Article II or Section 6.2 hereof, PWC and SLCC shall mutually select a "Big Five" accounting firm to review the matters and, the decision of the "Big Five" accounting firm shall be binding and conclusive on all parties. The costs and expenses of such "Big Five" accounting firm shall be divided equally among Sampey and Quixote.

      14.14 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, covenants, representations or warranties, whether oral or written, by any party hereto.

       IN WITNESS WHEREOF, the parties hereto, have caused this Agreement to be duly executed, all as of the day and year first written above.

                                   QUIXOTE CORPORATION, a Delaware corporation


                                   By:     /s/ Leslie Jezuit
                                       _______________________________________
                                          Name:   LESLIE JEZUIT
                                          Title:  President & COO


                                    NU-METRICS, INC., a Pennsylvania corporation

                                    By:    /s/ Harry R. Sampey
                                       _______________________________________
                                          Name:   HARRY R. SAMPEY
                                          Title:  President


                                           /s/ Harry R. Sampey
                                       _______________________________________
                                       HARRY R. SAMPEY, Ph.D


                                           /s/ Brenda J. Auer
                                       _______________________________________
                                       BRENDA J. AUER


                                           /s/ Christine C. Sampey
                                       _______________________________________
                                       CHRISTINE C. SAMPEY


                                           /s/ Kim A. Sampey
                                       _______________________________________
                                       KIM A. SAMPEY


                                           /s/ Vicki L. Sampey
                                       _______________________________________
                                       VICKI L. SAMPEY


                                           /s/ Karen Singo
                                       _______________________________________
                                       KAREN SINGO